UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2024

Hibbett, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-20969	20-8159608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2700 Milan Court Birmingham, Alabama	35211
(Address of principal executive offices)	(Zip Code)

(205) 942-4292
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value Per Share	HIBB	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01. Entry into a Material Definitive Agreement.

Merger Agreement

Transaction Structure; Transaction Consideration

On April 23, 2024, Hibbett, Inc., a Delaware corporation (the “Company” or “Hibbett”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Genesis Holdings, Inc., an Indiana corporation (“Parent”), Steps Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”) and, solely for purposes of certain provisions specified therein, JD Sports Fashion plc, a company incorporated under the laws of England and Wales and the ultimate parent company of Parent and Merger Sub (“JD Sports”). Pursuant to the terms of the Merger Agreement and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”) effective as of the effective time of the Merger (the “Effective Time”). As a result of the Merger, Merger Sub will cease to exist, and the Company will survive as a wholly owned subsidiary of Parent (the “Surviving Corporation”).

The Board of Directors of the Company (the “Board”) unanimously (i) determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interest of the Company and its stockholders to enter into, and approved, adopted and declared advisable, the Merger Agreement, (iii) approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained in the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions contained therein, (iv) directed that the approval of the adoption of the Merger Agreement be submitted to the stockholders of the Company and (v) resolved to recommend that the stockholders of the Company approve the adoption of the Merger Agreement at any meeting of the Company’s stockholders held for such purpose and any adjournment or postponement thereof.

As a result of the Merger, except as otherwise provided in the Merger Agreement, at the Effective Time, each share of the Company’s common stock, par value $0.01 per share (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any (i) shares of Company Common Stock (A) held in the treasury of the Company or (B) owned by any direct or indirect wholly owned subsidiary of the Company, JD Sports or any direct or indirect wholly-owned subsidiary of JD Sports and (ii) shares of Company Common Stock held by a stockholder who has not voted in favor of the adoption of the Merger Agreement and who has complied with all of the provisions of the General Corporation Law of the State of Delaware concerning the right of holders of shares of Company Common Stock to demand appraisal of their shares) will be converted into the right to receive $87.50 in cash, without interest (the “Transaction Consideration”).

Pursuant to the Merger Agreement (unless otherwise mutually agreed by Parent and the applicable holder thereof), at the Effective Time:

●
each option to purchase shares of Company Common Stock (any such option, a “Company Option”) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will be cancelled by virtue of the Merger without any action on the part of the holder thereof and will entitle the holder to receive an amount in cash (without interest and subject to applicable withholding taxes) from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time and (2) the excess, if any, of the Transaction Consideration over the exercise price per share of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time. Any Company Option with an exercise price equal to or in excess of the Transaction Consideration will be cancelled and have no further force or effect by virtue of the Merger without any action on the part of the holder thereof and without any payment to the holder thereof;

●
each performance stock unit award (any such unit, a “Company PSU Award”) that was granted on or after January 1, 2023 to an employee of the Company or its subsidiaries who is not a party to a change in control severance agreement with the Company or its subsidiaries (any such agreement, a “Change in Control Agreement”) (any such Company PSU Award, a “Specified Company PSU Award”), that is outstanding as of immediately prior to the Effective Time, will be cancelled by virtue of the Merger without any action on the part of any holder or beneficiary thereof and will entitle the holder to receive an unvested amount in cash (without interest and subject to applicable withholding Taxes) from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Company Common Stock that would have vested pursuant to the terms of such Specified Company PSU Award, assuming that any performance based vesting conditions applicable to such Specified Company PSU Award for any performance period that has not been completed as of the Effective Time are achieved at target performance levels, and (2) the Transaction Consideration, vesting, subject to the continued service of the former holder of such Specified Company PSU Award with Parent and its affiliates (including the Surviving Corporation), on the same time-based vesting schedule and otherwise on substantially the same terms as the corresponding Specified Company PSU Award (as provided for in the Company’s 2015 Equity Incentive Plan and the underlying award agreements, in each case as in effect as of the date of the Merger Agreement, the terms of which will survive the closing of the Merger with respect to such Company PSU Award), except for any performance-vesting conditions and as otherwise provided for in the Merger Agreement. Each Company PSU Award that is not a Specified Company PSU Award (any such Company PSU Award, a “Vested Company PSU Award”) that is outstanding as of immediately prior to the Effective Time, will automatically become fully vested (if not already fully vested) and will be cancelled by virtue of the Merger without any action on the part of any holder or beneficiary thereof and will entitle the holder to receive an amount in cash (without interest and subject to applicable withholding Taxes) with respect thereto equal to the product of (1) the number of shares of Company Common Stock that would have vested pursuant to the terms of such Vested Company PSU Award, assuming that any performance based vesting conditions applicable to such Vested Company PSU Award for any performance period that has not been completed as of the Effective Time are achieved at target performance levels, and (2) the Transaction Consideration; and

●
each restricted stock unit award (any such unit, a “Company RSU Award”) that was granted on or after January 1, 2023 to an employee of the Company or its subsidiaries who is not a party to a Change in Control Agreement (any such Company RSU Award, a “Specified Company RSU Award”) that is outstanding as of immediately prior to the Effective Time will be cancelled by virtue of the Merger without any action on the part of any holder or beneficiary thereof and will entitle the holder to receive an unvested amount in cash (without interest and subject to applicable withholding Taxes) from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Company Common Stock then underlying such Specified Company RSU Award as of immediately prior to the Effective Time and (2) the Transaction Consideration, vesting, subject to the continued service of the former holder of such Specified Company RSU Award with Parent and its affiliates (including the Surviving Corporation), on the same time-based vesting schedule and otherwise on substantially the same terms as the corresponding Specified Company RSU Award (as provided for in the Company’s 2015 Equity Incentive Plan and the underlying award agreements, in each case as in effect as of the date of the Merger Agreement, the terms of which will survive the closing of the Merger with respect to such Company PSU Award), except as otherwise provided for in the Merger Agreement. Each Company RSU Award that is not a Specified Company RSU Award (any such Company RSU Award, a “Vested Company RSU Award”) and each share of Company Common Stock credited to any Deferred Stock Account (as defined in the Company’s 2015 Director Deferred Compensation Plan) (each such credited share, a “Company DSU Award”) that is outstanding as of immediately prior to the Effective Time will automatically become fully vested (if not already fully vested) and will be cancelled by virtue of the Merger without any action on the part of any holder or beneficiary thereof and will entitle the holder to receive an amount in cash (without interest and subject to applicable withholding Taxes) from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Company Common Stock then underlying such Vested Company RSU Award or Company DSU Award as of immediately prior to the Effective Time and (2) the Transaction Consideration.

In addition, prior to the Effective Time, (i) participation in the Company’s 2015 Employee Stock Purchase Plan (the “ESPP”) will be limited to those employees of the Company and its subsidiaries who are currently participating in the ESPP on the date of the Merger Agreement, (ii) the “Offering” (as defined in the ESPP) under the ESPP in effect as of the date the Merger Agreement (the “Final Offering”) will be the final Offering under the ESPP and no Offering will commence on or after the date of the Merger Agreement, (iii) all further payroll deductions under the ESPP will cease effective as of the conclusion of the Final Offering; (iv) each purchase right under the ESPP outstanding as of the date of the Merger Agreement will automatically be exercised no later than the earlier to occur of (A) the Offering Termination Date (as defined in the ESPP) for the Final Offering and (B) the second business day prior to the closing date (such earlier date, the “Final Exercise Date”); (v) each ESPP participant’s accumulated contributions under the ESPP will be used to purchase whole shares of Company Common Stock in accordance with the terms of the ESPP as of the Final Exercise Date, which shares of Company Common Stock will be treated in the manner described in the Merger Agreement at the Effective Time; and (vi) the ESPP will terminate effective as of immediately prior to (and subject to the occurrence of) the Effective Time, but subsequent to the exercise of purchase rights on the Final Exercise Date (in accordance with the terms of the ESPP). At the Effective Time, any funds credited as of such date under the ESPP that are not used to purchase shares of Company Common Stock on the Final Exercise Date within the associated accumulated payroll withholding account for each participant under the ESPP will be refunded to the applicable participant in accordance with the terms of the ESPP.

Conditions to the Merger

The consummation of the Merger is subject to the satisfaction or waiver of various customary conditions set forth in the Merger Agreement, including, but not limited to, (i) the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock (the “Company Stockholder Approval”), (ii) the expiration or termination of any applicable waiting period (or any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the absence of any restraint or law preventing or prohibiting the consummation of the Merger, (iv) the accuracy of Parent’s, Merger Sub’s, and the Company’s representations and warranties (subject to certain materiality qualifiers), (v) Parent’s, Merger Sub’s and the Company’s compliance in all material respects with their respective covenants and agreements required by the Merger Agreement to be performed or complied with before the Effective Time, and (vi) the absence of any Company Material Adverse Effect (as defined in the Merger Agreement) since the date of the Merger Agreement. The consummation of the Merger is not subject to a financing condition.

No Solicitation of Competing Offers; Fiduciary-Out

Upon the Company’s entry into the Merger Agreement, the Company became subject to customary “no shop” restrictions that restrict, among other things, the Company’s ability to solicit proposals from, provide information to, and engage in discussions with, any third parties with respect to the acquisition of, or any similar transaction resulting in the acquisition of, the Company.

Subject to certain customary “fiduciary out” exceptions, the Board is required to recommend that the Company’s stockholders vote in favor of the approval of the Merger, the Merger Agreement and the transactions contemplated thereby. However, the Company may, prior to the receipt of the Company Stockholder Approval, make a Company Adverse Recommendation Change (as defined in the Merger Agreement) (i) if, following the receipt of a bona fide written Company Takeover Proposal (as defined in the Merger Agreement), the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such proposal constitutes a Company Superior Proposal (as defined in the Merger Agreement) or (ii) in connection with an Intervening Event (as defined the Merger Agreement), in each case, where the failure to take such action is reasonably likely to be inconsistent with the Board’s fiduciary duties and if the Company complies with certain notice and other requirements set forth in the Merger Agreement, including the payment of the Company Termination Fee (as defined in the Merger Agreement) to Parent or its designee.

Termination and Termination Fees

Either the Company or Parent may terminate the Merger Agreement in certain circumstances, including if (i) the Merger shall not have been consummated on or prior to 11:59 p.m. New York City time on January 23, 2025 (“End Date”); provided, however, that if as of 11:59 p.m. New York City time on January 23, 2025, certain of the conditions with respect to antitrust matters set forth in the Merger Agreement have not been satisfied, then either the Company or Parent may, in its respective sole discretion, elect to extend the End Date to 11:59 p.m. New York City time on April 23, 2025; provided, however, that if as of 11:59 p.m. New York City time on April 23, 2025, certain of the conditions with respect to antitrust matters set forth in the Merger Agreement have not been satisfied, then either the Company or Parent may, in its respective sole discretion, elect to extend the End Date to 11:59 p.m. New York City time on July 23, 2025, (ii) a governmental authority of competent jurisdiction has issued a final non-appealable order prohibiting the consummation of the Merger, (iii) the Company Stockholder Approval is not obtained at the stockholders’ meeting duly convened therefor or at any adjournment or postponement thereof, or (iv) the other party materially breaches, and does not cure, any representation or covenant that would cause the related condition to the other party’s obligation to consummate the Merger not to be satisfied, in each case subject to certain limitations set forth in the Merger Agreement.

The Company may also terminate the Merger Agreement, prior to receipt of the Company Stockholder Approval, in order to concurrently enter into an acquisition agreement providing for a Company Superior Proposal and, concurrently with (and as a condition to) such termination, the Company pays a termination fee of an amount in cash equal to $35.2 million (the “Company Termination Fee”) to Parent.

Parent may terminate the Merger Agreement, and receive the Company Termination Fee from the Company, if (i) the Board has made a Company Adverse Recommendation Change, which termination right expires upon the Company Stockholder Approval having been obtained or (ii) the Company has committed a Willful and Material Breach (as defined in the Merger Agreement) of the covenant prohibiting solicitation of competing offers.

The Company will also be required to pay the Company Termination Fee if (A) a third party publicly proposes or announces a Company Takeover Proposal (as defined in the Merger Agreement) after the date of the Merger Agreement and such Company Takeover Proposal is not withdrawn prior to a termination of the Merger Agreement, and thereafter the Merger Agreement is terminated by (i) either the Company or Parent as a result of the Merger not having been consummated on or prior to the End Date (and at such time the Parent Termination Fee is not payable to the Company), (ii) Parent as a result of a material breach by the Company of any representation or covenant which breach is not cured and would result in a failure of certain conditions to closing to not be satisfied, subject to certain limitations set forth in the Merger Agreement or (iii) Parent or the Company as a result of the Company failing to obtain Company Stockholder Approval; and (B) at any time within the 12 months following such termination, the Company consummates any transaction involving a Company Takeover Proposal or enters into a definitive agreement for any such transaction that is (i) subsequently consummated or (ii) subsequently terminated before consummation but a subsequent such transaction is entered into in connection with the termination of such first transaction and such subsequent transaction is subsequently consummated (in either case, whether within such 12-month period or thereafter).

The Company will be entitled to receive a reverse termination fee from Parent of an amount in cash equal to $53.5 million (the “Parent Termination Fee”) if the Company or Parent terminates the Merger Agreement (i) as a result of the Merger not having been consummated on or prior to the End Date and at such time (x) certain of the conditions with respect to antitrust matters set forth in the Merger Agreement have not been satisfied, (y) a material breach by the Company of the Merger Agreement has not been the proximate cause of the failure of such conditions with respect to antitrust matters to be satisfied and (z) all other conditions to the obligations of Parent and Merger Sub to effect the Merger have been satisfied or waived (or, in the case of those conditions that by their nature are to be satisfied at or immediately prior to the closing of the Merger, such conditions are capable of being satisfied if the closing were to occur) or (ii) as a result of a governmental authority of competent jurisdiction issuing a final non-appealable order prohibiting the consummation of the Merger under or as a result of an antitrust law and (x) a material breach by the Company of the Merger Agreement has not been the proximate cause of such order, and (y) all other conditions to the obligations of Parent and Merger Sub to effect the Merger have been satisfied or waived (or, in the case of those conditions that by their nature are to be satisfied at or immediately prior to the closing of the Merger, such conditions are capable of being satisfied if the closing were to occur).

Other Terms of the Merger Agreement

The Company has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants to use its reasonable best efforts to conduct its business in the ordinary course during the period between the date of the Merger Agreement and the earlier of the Effective Time and the termination of the Merger Agreement and not to engage in specified actions during this period, subject to certain exceptions, including that the Company has agreed to suspend the payment of dividends on the Company Common Stock and the repurchases of shares of Company Common Stock under the Company’s stock repurchase program.

JD Sports has agreed to guarantee the performance of the obligations of Parent and Merger Sub under the Merger Agreement and the payment of the Transaction Consideration, as well as payment of monetary damages (including the Parent Termination Fee) to the extent recoverable in the event of termination of the Merger Agreement under circumstances allowing claims for monetary damages.

If the Merger is consummated, the shares of the Company Common Stock will be delisted from the Nasdaq Stock Market and deregistered under the Securities Exchange Act of 1934, as amended.

The foregoing description of the Merger Agreement does not purport to be and is not complete and is subject to and qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and the terms of which are incorporated herein by reference.

A copy of the Merger Agreement has been attached as an exhibit hereto to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent, Merger Sub, JD Sports or their respective businesses. The representations, warranties and covenants contained in the Merger Agreement have been made solely for the purposes of the Merger Agreement and as of the specific dates therein, were solely for the benefit of parties to the Merger Agreement, are subject to certain limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, as well as by information contained in certain reports including the reports and other documents filed or furnished, as applicable, by the Company with the Securities and Exchange Commission (the “SEC”) after January 1, 2021, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to stockholders. Investors and security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. In some cases, you can identify forward-looking statements by the following words: “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “intend,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “ongoing,” “outlook,” “should,” “seek,” “target,” “will,” “would,” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, Hibbett. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including: (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect Hibbett’s business and the price of Hibbett’s common stock; (ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the adoption of the Merger Agreement by Hibbett’s stockholders and receipt of required regulatory approvals; (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, including in circumstances requiring Hibbett to pay a termination fee; (iv) the effect of the announcement or pendency of the proposed transaction on Hibbett’s business relationships, operating results and business generally; (v) risks that the proposed transaction disrupts Hibbett’s current plans and operations; (vi) Hibbett’s ability to retain and hire key personnel in light of the proposed transaction; (vii) risks related to diverting management’s attention from Hibbett’s ongoing business operations; (viii) unexpected costs, charges or expenses resulting from the proposed transaction; (ix) potential litigation relating to the transaction that could be instituted against JD Sports, Hibbett or their, or their affiliates, respective directors, managers or officers, including the effects of any outcomes related thereto; (x) continued availability of capital and financing and rating agency actions; (xi) certain restrictions during the pendency of the transaction that may impact Hibbett’s ability to pursue certain business opportunities or strategic transactions; (xii) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, war, hostilities, epidemics or pandemics, as well as management’s response to any of the aforementioned factors; (xiii) other risks described in Hibbett’s filings with the SEC, such risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of Hibbett’s Annual Report on Form 10-K filed with the SEC on March 25, 2024 and subsequent filings; and (xiv) those risks and uncertainties that will be described in the proxy statement that will be filed with the SEC (if and when it becomes available) from the sources indicated below. While the list of risks and uncertainties presented here is, and the discussion of risks and uncertainties to be presented in the proxy statement will be, considered representative, no such list or discussion should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, and legal liability to third parties and similar risks, any of which could have a material adverse effect on the completion of the transaction and/or Hibbett’s consolidated financial condition, results of operations, credit rating or liquidity. The forward-looking statements speak only as of the date they are made. Hibbett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find it

In connection with the transaction, Hibbett intends to file a preliminary proxy statement on Schedule 14A with the SEC. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, COMPANY STOCKHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS, INCLUDING THE DEFINITIVE PROXY STATEMENT (IF AND WHEN IT BECOMES AVAILABLE), THAT ARE FILED OR WILL BE FILED WITH THE SEC (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. The definitive proxy statement (if and when it becomes available) will be mailed to stockholders of Hibbett. Stockholders will be able to obtain the documents (when they become available) free of charge at the SEC’s website, http://www.sec.gov. In addition, stockholders may obtain free copies of the documents (if and when they become available) on Hibbett’s website, https://investors.hibbett.com.

Participants in the Solicitation

Hibbett and certain of its directors, executive officers and other employees, under the SEC’s rules, may be deemed to be participants in the solicitation of proxies of Hibbett’s stockholders in connection with the transaction. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction and their respective direct and indirect interests in the transaction, by security holdings or otherwise, will be included in the definitive proxy statement and other materials to be filed with the SEC in connection with the transaction (if and when they become available). Free copies of these documents may be obtained as described in the preceding paragraph.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1*
Agreement and Plan of Merger, dated as of April 23, 2024, by and among Hibbett, Inc., Genesis Holdings, Inc., Steps Merger Sub, Inc. and, solely for purposes of certain provisions specified therein, JD Sports Fashion plc*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*
Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule or attachment to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIBBETT, INC.

By:	/s/ Robert Volke
Robert Volke
Senior Vice President and Chief Financial Officer
Date: April 25, 2024

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

GENESIS HOLDINGS, INC.,

STEPS MERGER SUB, INC.,

HIBBETT, INC.

and, solely for purposes of Section 5.9, Section 5.10, Section 8.13 and Section 8.16,

JD SPORTS FASHION PLC

Dated as of April 23, 2024

i

ii

Exhibit A	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

Exhibit B	Form of Amended and Restated Bylaws of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 23, 2024, is by and among Hibbett, Inc., a Delaware corporation (the “Company”), Genesis Holdings, Inc., an Indiana corporation (“Parent”), Steps Merger Sub, Inc., a Delaware corporation and direct, wholly owned Subsidiary of Parent (“Merger Sub”), and, solely for purposes of Section 5.9, Section 5.10, Section 8.13 and Section 8.16, JD Sports Fashion plc, a company incorporated under the laws of England and Wales (“Ultimate Parent”). Parent, Merger Sub, the Company and, solely for purposes of Section 5.9, Section 5.10, Section 8.13 and Section 8.16, Ultimate Parent, are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, subject to the terms and conditions of this Agreement, the Parties intend that Merger Sub be merged with and into the Company, with the Company surviving the Merger as a wholly owned Subsidiary of Parent (the “Merger”) pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), on the terms and subject to the conditions of this Agreement and in accordance with the DGCL;

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) unanimously (a) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger (the “Transactions”), are fair to, and in the best interests of, the Company and its stockholders, (b) determined that it is in the best interests of the Company and its stockholders to enter into, and approved, adopted and declared advisable, this Agreement, (c) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein, (d) directed that the approval of the adoption of this Agreement be submitted to the stockholders of the Company, and (e) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement at any meeting of the stockholders held for such purpose and any adjournment or postponement thereof (such recommendation, the “Company Board Recommendation”);

WHEREAS, the board of directors of Parent (the “Parent Board of Directors”) has unanimously approved this Agreement and the Transactions, including the Merger, and the performance by it of its covenants and agreements contained herein;

WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board of Directors”) has unanimously (a) determined that the terms of the Transactions, including the Merger, are fair to, and in the best interests of, Merger Sub and its sole stockholder, (b) determined that it is in the best interest of Merger Sub to enter into, and approved, adopted and declared advisable, this Agreement, (c) approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained herein, and (d) resolved to recommend that Parent, as the sole stockholder of Merger Sub, approve the adoption of this Agreement and the Transactions, including the Merger, by written consent;

WHEREAS, the board of directors of Ultimate Parent (the “Ultimate Parent Board of Directors”) has (a) determined that the terms of the Transactions, including the Merger, are in the best interests of Ultimate Parent and its shareholders taken as a whole and (b) approved this Agreement and the Transactions, including the Merger, and the performance by it of its covenants and agreements contained herein;

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Merger and the other Transactions and to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
THE MERGER

Section 1.1          The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease, with the Company surviving the Merger (the Company, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be a direct, wholly owned Subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the DGCL.

Section 1.2            Closing. The closing of the Merger (the “Closing”) shall take place via the electronic exchange of documents by the Parties at 8:00 a.m., Eastern time, on the fourth (4th) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the last of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3          Effective Time. Concurrently with the Closing, the Parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company or Merger Sub under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary or on such later date and time as shall be agreed to by the Company and Parent and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

Section 1.4           Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

Section 1.5            Organizational Documents of the Surviving Corporation.

(a)          At the Effective Time, the Company Certificate, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth in Exhibit A until thereafter changed or amended as provided therein or by applicable Law (but subject to Section 5.11).

(b)          The Parties shall take all necessary action such that, at the Effective Time, the Company Bylaws, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety as set forth in Exhibit B until thereafter changed or amended as provided therein or by applicable Law (but subject to Section 5.11).

Section 1.6           Directors. The Parties shall take all necessary action such that the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7          Officers. The Parties shall take all necessary action such that the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and shall hold such offices until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1            Effect on Capital Stock.

(a)          At the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or the holder of any shares of common stock, $0.01 par value per share, of the Company (the “Company Common Stock”) or Merger Sub Common Stock:

 (i) Conversion of Company Common Stock. At the Effective Time, subject to any applicable withholding Tax, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and any Dissenting Shares) shall be automatically converted into the right to receive $87.50 in cash, without interest (the “Transaction Consideration”). From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding, and each applicable holder of such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Transaction Consideration, upon the surrender of such shares of Company Common Stock in accordance with Section 2.2, into which such shares of Company Common Stock have been converted pursuant to this Section 2.1(a).

 (ii) Cancellation of Company Common Stock; Certain Subsidiary Owned Shares. At the Effective Time, each share of Company Common Stock that immediately prior to the Effective Time (A) is held in the treasury of the Company, or (B) is owned by any direct or indirect wholly-owned Subsidiary of the Company, Ultimate Parent or any direct or indirect wholly-owned subsidiary of Ultimate Parent (including Parent and Merger Sub), shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (such shares described in the foregoing clauses (A) and (B), the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

 (iii) Treatment of Merger Sub Shares. At the Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) shall be automatically converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

As of the Effective Time, all of the shares of Company Common Stock cancelled or converted into the right to receive the Transaction Consideration pursuant to this ARTICLE II shall no longer be outstanding and shall cease to exist, and (a) each book-entry account that, immediately prior to the Effective Time, represented any such uncertificated shares of Company Common Stock (“Book-Entry Shares”) and (b) each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”) shall, in each case, thereafter represent only the right to receive the Transaction Consideration into which the shares of Company Common Stock represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 2.1(a), if applicable.

(b)        Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a Person (a “Dissenting Stockholder”) who has not voted in favor of the adoption of the Agreement and who has complied with all the provisions of the DGCL concerning the right of holders of shares of Company Common Stock to demand appraisal of their shares (the “Appraisal Provisions”) of Company Common Stock (“Dissenting Shares”), to the extent the Appraisal Provisions are applicable, shall not be converted into the right to receive the Transaction Consideration as described in Section 2.1(a)(i), but such holder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder, whether before, at or after the Effective Time, effectively withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the DGCL, each of such Dissenting Stockholder’s shares of Company Common Stock shall thereupon be treated as though such shares of Company Common Stock had been converted as of the Effective Time into the right to receive the Transaction Consideration pursuant to Section 2.1(a)(i) and such shares shall no longer be deemed to be Dissenting Shares. The Company shall give Parent prompt notice of any demands for appraisal of shares of Company Common Stock received by the Company, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and shall give Parent the opportunity to participate in, and Parent shall have the right to control, all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, without the prior written consent of Parent, voluntarily make any payment to any Dissenting Stockholder with respect to, or settle or offer to settle, or approve the withdrawal of, any such demands.

Section 2.2            Exchange of Certificates.

(a)           Appointment of Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company (which bank or trust company shall be reasonably acceptable to the Company) to act as paying agent (the “Paying Agent”) for the payment of the Transaction Consideration in the Merger and shall enter into an agreement relating to the Paying Agent’s responsibilities under this Agreement, which shall be in form and substance reasonably satisfactory to the Company.

(b)        Deposit of Transaction Consideration. Parent shall deposit, or cause to be deposited, with the Paying Agent, prior to or concurrently with the Effective Time, cash sufficient to pay the aggregate Transaction Consideration payable in the Merger to holders of Company Common Stock, other than Cancelled Shares and Dissenting Shares (such cash, the “Payment Fund”).

(c)           Exchange Procedures.

(i) Certificates. Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), Parent shall, and shall cause the Surviving Corporation to, cause the Paying Agent to mail to each holder of record of a Certificate (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(i)) to the Paying Agent and shall otherwise be in such form and contain such provisions as are reasonably acceptable to the Company) and (B) instructions for use in effecting the surrender of Certificates in exchange for the payment of the Transaction Consideration payable in respect of the shares of Company Common Stock represented by such Certificates.

(ii) Non-DTC-Held Book-Entry Shares. With respect to Book-Entry Shares not held through the Depository Trust Company (“DTC”), promptly after the Effective Time (and in any event within three (3) Business Days thereafter), Parent shall, and shall cause the Surviving Corporation to, cause the Paying Agent to (A) mail to each holder of record of such Book-Entry Shares a customary notice of the effectiveness of the Merger in such form and containing such provisions as are reasonably acceptable to the Company and (B) upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), deliver to such holder as promptly as reasonably practicable thereafter the Transaction Consideration payable in respect of such Book-Entry Shares.

(iii) DTC-Held Book-Entry Shares. With respect to Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent and DTC to ensure that the Paying Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of such Book-Entry Shares by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Transaction Consideration payable in respect of such Book-Entry Shares.

(iv) Parent shall cause the Paying Agent to make, and the Paying Agent shall make, delivery of the Transaction Consideration out of the Payment Fund in accordance with this Agreement. The Payment Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(d)          Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(i)) or Book-Entry Shares to the Paying Agent in accordance with the procedures set forth in, or the instructions contemplated by, Section 2.2(c), and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Transaction Consideration. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon due surrender of the Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(i)) or Book-Entry Share formerly representing such shares of Company Common Stock may be paid or issued, as the case may be, to such a transferee if such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(i)) or Book-Entry Share is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the Transaction Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(i)) or Book-Entry Share. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Transaction Consideration. Notwithstanding anything to the contrary in this Agreement, no holder of Book-Entry Shares shall be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Transaction Consideration that such holder is entitled to receive pursuant to this ARTICLE II.

(e)          No Further Ownership Rights in Company Common Stock. The Transaction Consideration paid in accordance with the terms of this ARTICLE II upon conversion of any shares of Company Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Transaction Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2(d), without interest, and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, at any time after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Corporation, Parent or the Paying Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this ARTICLE II, subject to applicable Law in the case of Dissenting Shares.

(f)          Investment of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. No such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this ARTICLE II, and following any losses from any such investment, or to the extent the Payment Fund otherwise diminishes for any reason below the level required for the Paying Agent to make payments pursuant to this ARTICLE II (including, for the avoidance of doubt, as a result of any shares of Company Common Stock no longer being deemed Dissenting Shares in accordance with the second sentence of Section 2.1(b)), Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Company Common Stock at the Effective Time in the amount of such losses or other shortfall, which additional funds will be deemed to be part of the Payment Fund. Any interest and other income resulting from such investment shall become a part of the Payment Fund, and any cash amounts in excess of the amounts payable under Section 2.1, shall be promptly returned to Parent.

(g)         Termination of Payment Fund. Any portion of the Payment Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for twelve (12) months after the Effective Time shall be delivered to Parent, upon Parent’s demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this ARTICLE II shall thereafter look only to Parent or the Surviving Corporation for satisfaction of its claim for Transaction Consideration which such holder has the right to receive pursuant to this ARTICLE II.

(h)          No Liability. None of Parent, the Company, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund or the Transaction Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. To the fullest extent permitted by Law, immediately prior to the date any Transaction Consideration would otherwise escheat to or become the property of any Governmental Entity, such Transaction Consideration shall become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(i)           Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, in form and substance reasonably acceptable to Parent, and, if required by Parent or the Paying Agent, the posting by such Person of a bond in customary amount as Parent or the Paying Agent may reasonably require as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 2.2(g), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Transaction Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

Section 2.3           Company Stock Awards.  Each Company Stock Award shall be treated as follows (unless otherwise mutually agreed by Parent and the applicable holder thereof):

(a)          Company Options. At the Effective Time, each option to purchase shares of Company Common Stock, whether or not granted under the Company Stock Plans (any such option, a “Company Option”), that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be cancelled by virtue of the Merger without any action on the part of the holder thereof and shall entitle the holder to receive, on or before the later of (A) five (5) Business Days following the Effective Time and (B) the Surviving Corporation’s first payroll date after the Effective Time, an amount in cash (without interest and subject to applicable withholding Taxes) from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time and (2) the excess, if any, of the Transaction Consideration over the exercise price per share of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time. For the avoidance of doubt, any Company Option with an exercise price equal to or in excess of the Transaction Consideration shall be cancelled and have no further force or effect by virtue of the Merger without any action on the part of the holder thereof and without any payment to the holder thereof.

(b)           Company PSU Awards.

(i) At the Effective Time, each performance stock unit award, whether or not granted under the Company Stock Plans (any such unit, a “Company PSU Award”), that was granted on or after January 1, 2023 to an employee of the Company or its Subsidiaries who is not a party to a change in control severance agreement with the Company or its Subsidiaries (any such agreement, a “Change in Control Agreement”) (any such Company PSU Award, a “Specified Company PSU Award”), that is outstanding as of immediately prior to the Effective Time, shall be cancelled by virtue of the Merger without any action on the part of any holder or beneficiary thereof and shall entitle the holder to receive an unvested amount in cash (without interest and subject to applicable withholding Taxes) from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Company Common Stock that would have vested pursuant to the terms of such Specified Company PSU Award, assuming that any performance based vesting conditions applicable to such Specified Company PSU Award for any performance period that has not been completed as of the Effective Time are achieved at target performance levels, and (2) the Transaction Consideration, vesting, subject to the continued service of the former holder of such Specified Company PSU Award with Parent and its Affiliates (including the Surviving Corporation), on the same time-based vesting schedule and otherwise on substantially the same terms as the corresponding Specified Company PSU Award (as provided for in the 2015 Equity Incentive Plan and the underlying award agreements, in each case as in effect as of the date of this Agreement, the terms of which shall survive the Closing with respect to such Company PSU Award), except for any performance-vesting conditions and as otherwise provided for in this Section 2.3(b)(i).  Each portion of such cash amount that vests shall be payable on or before the later of (x) five (5) Business Days following such vesting date and (y) the Surviving Corporation’s first payroll date following such vesting date(s); provided, however, that to the extent that any Specified Company PSU Award constitutes nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such cash payment shall be paid in accordance with the applicable award’s terms (including any deferral elections) and at the earliest time permitted under the terms of such award that will not result in the application of a Tax or penalty under Section 409A of the Code, including payment in accordance with any applicable exception or permitted payment event under Section 409A of the Code and Section 1.409A-3(j) of the Treasury Regulations.

(ii) At the Effective Time, each Company PSU Award that is not a Specified Company PSU Award (for the avoidance of doubt, including Company PSU Awards held by any employee of the Company and its Subsidiaries who is party to a Change in Control Agreement) (any such Company PSU Award, a “Vested Company PSU Award”) that is outstanding as of immediately prior to the Effective Time, shall automatically become fully vested (if not already fully vested) and shall be cancelled by virtue of the Merger without any action on the part of any holder or beneficiary thereof and shall entitle the holder to receive, on or before the later of (A) five (5) Business Days following the Effective Time and (B) the Surviving Corporation’s first payroll date after the Effective Time, an amount in cash (without interest and subject to applicable withholding Taxes) from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Company Common Stock that would have vested pursuant to the terms of such Vested Company PSU Award, assuming that any performance based vesting conditions applicable to such Vested Company PSU Award for any performance period that has not been completed as of the Effective Time are achieved at target performance levels, and (2) the Transaction Consideration; provided, however, that to the extent that any Vested Company PSU Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment shall be paid in accordance with the applicable award’s terms (including any deferral elections) and at the earliest time permitted under the terms of such award that will not result in the application of a Tax or penalty under Section 409A of the Code, including payment in accordance with any applicable exception or permitted payment event under Section 409A of the Code and Section 1.409A-3(j) of the Treasury Regulations.

(c)           Company RSU Awards and Company DSU Awards.

(i) At the Effective Time, each restricted stock unit award, whether or not granted under the Company Stock Plans (any such unit, a “Company RSU Award”), that was granted on or after January 1, 2023 to an employee of the Company or its Subsidiaries who is not a party to a Change in Control Agreement  (any such Company RSU Award, a “Specified Company RSU Award”) that is outstanding as of immediately prior to the Effective Time, shall be cancelled by virtue of the Merger without any action on the part of any holder or beneficiary thereof and shall entitle the holder to receive an unvested amount in cash (without interest and subject to applicable withholding Taxes) from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Company Common Stock then underlying such Specified Company RSU Award as of immediately prior to the Effective Time and (2) the Transaction Consideration, vesting, subject to the continued service of the former holder of such Specified Company RSU Award with Parent and its Affiliates (including the Surviving Corporation), on the same time-based vesting schedule and otherwise on substantially the same terms as the corresponding Specified Company RSU Award (as provided for in the 2015 Equity Incentive Plan and the underlying award agreements, in each case as in effect as of the date of this Agreement, the terms of which shall survive the Closing with respect to such Company RSU Award), except as otherwise provided for in this Section 2.3(c)(i). Each portion of such cash amount that vests shall be payable on or before the later of (x) five (5) Business Days following such vesting date and (y) the Surviving Corporation’s first payroll date following such vesting date(s); provided, however, that to the extent that any Specified Company RSU Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment shall be paid in accordance with the applicable award’s terms (including any deferral elections) and at the earliest time permitted under the terms of such award that will not result in the application of a Tax or penalty under Section 409A of the Code, including payment in accordance with any applicable exception or permitted payment event under Section 409A of the Code and Section 1.409A-3(j) of the Treasury Regulations.

(ii) At the Effective Time, each Company RSU Award that is not a Specified Company RSU Award (for the avoidance of doubt, including Company RSU Awards held by members of the Company Board of Directors and any Company RSU Award held by any employee of the Company and its Subsidiaries who is party to a Change in Control Severance Agreement) (any such Company RSU Award, a “Vested Company RSU Award”) and each share of Company Common Stock credited to any Deferred Stock Account (as defined in the Director Deferred Compensation Plan), whether or not granted under the Company Stock Plans (each such credited share, a “Company DSU Award” and together with the Company Options, the Company PSU Awards and the Company RSU Awards, the “Company Stock Awards”), that is outstanding as of immediately prior to the Effective Time shall automatically become fully vested (if not already fully vested) and shall be cancelled by virtue of the Merger without any action on the part of any holder or beneficiary thereof and shall entitle the holder to receive, on or before the later of (A) five (5) Business Days following the Effective Time and (B) the Surviving Corporation’s first payroll date after the Effective Time, an amount in cash (without interest and subject to applicable withholding Taxes) from the Surviving Corporation with respect thereto equal to the product of (1) the number of shares of Company Common Stock then underlying such Vested Company RSU Award or Company DSU Award as of immediately prior to the Effective Time and (2) the Transaction Consideration; provided, however, that to the extent that any Vested Company RSU Award or Company DSU Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment shall be paid in accordance with the applicable award’s terms (including any deferral elections) and at the earliest time permitted under the terms of such award that will not result in the application of a Tax or penalty under Section 409A of the Code, including payment in accordance with any applicable exception or permitted payment event under Section 409A of the Code and Section 1.409A-3(j) of the Treasury Regulations.  Notwithstanding the foregoing, the Non-Employee Director Equity Plan and the Director Deferred Compensation Plan and any Company RSU Award or Company DSU Award granted thereunder to any non-employee member of the Company’s Board of Directors shall be terminated in accordance with Section 1.409A-3(j)(4)(ix)(B) of the Treasury Regulations irrespective of any deferral election related thereto and paid out in accordance with this paragraph.

(d)          Employee Stock Purchase Plan. Prior to the Effective Time, the Company Board of Directors shall adopt such resolutions or take such other actions as may be required so that (i) participation in the Hibbett, Inc. 2015 Employee Stock Purchase Plan (the “ESPP”) shall be limited to those employees of the Company and its Subsidiaries who are currently participating in the ESPP on the date of this Agreement, if any, (ii) the “Offering” (as defined in the ESPP) under the ESPP in effect as of the date hereof (the “Final Offering”) shall be the final Offering under the ESPP and no Offering shall commence on or after the date of this Agreement, (iii) all further payroll deductions under the ESPP shall cease effective as of the conclusion of the Final Offering; (iv) each purchase right under the ESPP outstanding as of the date hereof will automatically be exercised no later than the earlier to occur of (A) the Offering Termination Date (as defined in the ESPP) for the Final Offering and (B) the second Business Day prior to the Closing Date (such earlier date, the “Final Exercise Date”); (v) each ESPP participant’s accumulated contributions under the ESPP will be used to purchase whole shares of Company Common Stock in accordance with the terms of the ESPP as of the Final Exercise Date, which shares of Company Common Stock shall be treated in the manner described in Section 2.1(a) at the Effective Time; and (vi) the ESPP will terminate effective as of immediately prior to (and subject to the occurrence of) the Effective Time, but subsequent to the exercise of purchase rights on the Final Exercise Date (in accordance with the terms of the ESPP). At the Effective Time, any funds credited as of such date under the ESPP that are not used to purchase shares of Company Common Stock on the Final Exercise Date within the associated accumulated payroll withholding account for each participant under the ESPP will be refunded to the applicable participant in accordance with the terms of the ESPP.

(e)         Prior to the Effective Time, the Company, the Company Board of Directors or the appropriate committee thereof, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to (i) effectuate the provisions of this Section 2.3, (ii) ensure that after the Effective Time, no holder of any Company Stock Award shall have any right thereunder to acquire any securities of the Company, the Surviving Company, Parent or Ultimate Parent, or to receive any payment or benefit with respect to any Company Stock Award, expect as provided in this Section 2.3, and (iii)  terminate the Company Stock Plans and all award agreements thereunder, effective as of, and contingent upon, the Effective Time such that no Company Stock Awards or other rights with respect to Company Common Stock shall be granted or outstanding following the Effective Time.

Section 2.4           Tax Withholding. Notwithstanding anything to the contrary contained herein, each of the Company, Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, such amounts as may be required to be deducted or withheld with respect to the making of such payment under any applicable Tax Law. Any amounts so deducted or withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) disclosed in any reports, schedules, forms, statements, certifications and other documents (in each case, including all exhibits and schedules thereto and documents incorporated by reference therein) filed or furnished (as applicable) by the Company with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”) and the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”) (collectively, the “Company SEC Documents”) since January 1, 2021 (the “Lookback Date”) (but excluding any risk factors or forward-looking disclosures set forth under the heading “Risk Factors” or under the heading “Forward-Looking Statements,” or in any such case, similarly titled captions, and any other disclosures that are cautionary, predictive or forward-looking in nature, in any such Company SEC Documents) (it being agreed that in no event shall any disclosure in any Company SEC Documents qualify or limit the representations and warranties of the Company set forth in Section 3.1(a) (Corporation Organization), Section 3.2 (Capitalization), Section 3.3 (Corporate Authorization), Section 3.8(b) (No Material Adverse Effect) or Section 3.21 (No Brokers and Finders’ Fees)) or (b) set forth in the disclosure letter delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being agreed that (i) disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any section of this Agreement or any other section or subsection of the Company Disclosure Letter to which the relevance of such disclosure is reasonably apparent on its face based on the content and context of such disclosure, and (ii) the mere inclusion of an item in such Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission (A) that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Company Material Adverse Effect or that such item did not arise in the ordinary course of business, or rise to any particular threshold, or (B) of any non-compliance with, or violation or breach of, any Contract, any other third party rights (including any Intellectual Property rights) or any Law or Order, such disclosures having been made solely for the purposes of creating exceptions to the representations and warranties made herein or disclosing information required to be disclosed pursuant to this Agreement), and whether or not any particular representation or warranty refers to or excepts therefrom any specific section or subsection of the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1            Corporate Organization.

(a)          The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed, qualified or otherwise authorized to do business, and, to the extent applicable, is in good standing, in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions, including the Merger.

(b)          Section 3.1(b) of the Company Disclosure Letter contains a true, correct and complete list of the name and jurisdiction of organization of (i) each of the Subsidiaries of the Company and (ii) each other Person in which the Company or any of its Subsidiaries holds an interest (equity or debt), in each such case, including the amount of the interest of the Company or applicable Subsidiary in such Subsidiary or Person. Each Subsidiary of the Company is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be validly existing or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions, including the Merger. Each Subsidiary of the Company is duly licensed, qualified or otherwise authorized to do business, and, to the extent applicable, is in good standing, in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions, including the Merger.

(c)          The Company has made available to Parent true, complete and correct copies of (i) the Certificate of Incorporation of the Company, as amended (the “Company Certificate”), (ii) the Amended and Restated Bylaws of the Company, as amended (the “Company Bylaws,” and collectively with the Company Certificate, the “Company Organizational Documents”) and (iii) the Organizational Documents of each Subsidiary of the Company (collectively, the “Subsidiary Organizational Documents”) as of the date of this Agreement. Neither the Company nor any Subsidiary of the Company is in violation in any material respect of its respective Organizational Documents.

Section 3.2            Capitalization.

(a)          The authorized capital stock of the Company consists of 160,000,000 shares of Company Common Stock, and 1,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the close of business on April 19, 2024 (the “Capitalization Date”), (i) 11,948,003 shares of Company Common Stock were issued and outstanding (not including shares held in treasury), (ii) 28,435,708 shares of Company Common Stock were held in treasury, (iii) no shares of Company Preferred Stock were issued and outstanding, (iv) Company Options with respect to an aggregate of 62,764 shares of Company Common Stock were outstanding, (v) Company RSU Awards with respect to an aggregate of 250,740 shares of Company Common Stock were outstanding, (vi) Company PSU Awards with respect to an aggregate of 245,512 shares of Company Common Stock were outstanding, determined assuming maximum performance levels were achieved (and an aggregate of 122,756 shares of Company Common Stock were outstanding, determined assuming target performance levels were achieved) and (vii) Company DSU Awards with respect to an aggregate of 14,914 shares of Company Common Stock were outstanding. As of the close of business on the Capitalization Date, an aggregate of 1,733,949 shares of Company Common Stock were reserved and remained available for issuance pursuant to the Company Stock Plans, and 77,966 shares of Company Common Stock were reserved and remained available for issuance pursuant to the ESPP.

(b)        Except as set forth above or in Section 3.2(b) of the Company Disclosure Letter, or as expressly permitted by Section 5.1(b) after the date of this Agreement, there are no outstanding (i) shares of capital stock or equity securities of the Company or its Subsidiaries or (ii) other securities, options, warrants, calls, rights (including conversion rights, preemptive rights, anti-dilutive rights, stock appreciation rights, redemption rights, repurchase rights, rights of first refusal and rights of first offer), restricted stock or performance units, restricted stock, “phantom” stock rights, equity-based compensation, contingent value rights, subscriptions, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind (each item in clauses (i) and (ii), a “Company Security”) to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such Company Security, or obligating the Company or any of its Subsidiaries to make any payment based on or resulting from the value or price of Company Common Stock or of any such Company Security. Except as set forth in Section 3.2(b) of the Company Disclosure Letter and except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (i) the payment of the exercise price of Company Options with Company Common Stock (including in connection with “net” exercises), (ii) Tax withholding in connection with the exercise of Company Options or the vesting or settlement of Company RSU Awards, Company PSU Awards or Company DSU Awards, and (iii) forfeitures of Company Options, Company RSU Awards or Company PSU Awards, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or Company Preferred Stock or the capital stock of any of its Subsidiaries. There are no transfer restrictions (other than transfer restrictions arising under applicable securities Laws) or registration rights with respect to any shares of capital stock or equity securities of the Company or its Subsidiaries.

(c)          Section 3.2(c) of the Company Disclosure Letter sets forth, with respect to each Company Stock Award that is outstanding as of the close of business on the Capitalization Date: (i) the name of the holder of such Company Stock Award, (ii) the total number of shares of Company Common Stock that are subject to each Company Stock Award (and with respect to Company PSU Awards, the number of shares outstanding, determined assuming both maximum and target performance levels), (iii) the exercise price per share of Company Common Stock purchasable under Company Options, (iv) the grant date, (v) the expiration date for each Company Option, (vi) the vesting schedule and current vesting status for such Company Stock Award and (vii) the payment timing date for each Company DSU Award.

(d)          No more than 8,100 shares of Company Common Stock could be acquired with accumulated payroll deductions under the ESPP as of the Final Exercise Date (assuming that (A) the Option Price (as defined in the ESPP) is $63.48 and (B) payroll deductions continue at the rate in effect as of the Capitalization Date).

(e)          All outstanding shares of Company Common Stock have been, and all shares of Company Common Stock that may be issued upon the settlement or exercise (as applicable) of Company Stock Awards will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are or will be fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(f)          The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries free and clear of any Lien (except for Permitted Liens and transfer restrictions arising under applicable securities Laws), and all of such shares and equity interests are duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive rights in favor of any Person other than the Company or a direct or indirect wholly owned Subsidiary of the Company. No Subsidiary of the Company owns any shares of Company Common Stock.

(g)          There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other securities of the Company or any of its Subsidiaries, and no voting trusts or other agreements or understandings with respect to the voting of the capital stock or other securities of the Company or any of its Subsidiaries are in effect.

(h)          As of the date of this Agreement, no dividends or similar distributions have accrued or been declared but are unpaid on any Company Common Stock or other capital stock of the Company, and the Company is not subject to any obligation (contingent or otherwise) to pay any dividend or otherwise make any distribution or payment to any current or former holder of any Company Common Stock or other capital stock of the Company.

Section 3.3           Corporate Authorization.

(a)          The Company has all necessary corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the Transactions, including the Merger. The execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions, including the Merger, have been duly and validly authorized by the Company Board of Directors and, other than as set forth in Section 3.3(b), no other corporate proceedings on the part of the Company or vote of the Company’s stockholders are necessary to authorize the consummation of the Transactions, including the Merger. The Company Board of Directors has unanimously (i) determined that the terms of this Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders to enter into, and approved, adopted and declared advisable, this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein, (iv) directed that the approval of the adoption of this Agreement be submitted to the stockholders of the Company, and (v) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement at any meeting of the stockholders held for such purpose and any adjournment or postponement thereof.  The resolutions of the foregoing sentence, subject to Section 5.6, have not been subsequently rescinded, withdrawn or modified.

(b)          Assuming the accuracy of the representations and warranties in Section 4.13, the affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of Company capital stock that is necessary under the DGCL and the Company Certificate and Company Bylaws to adopt, approve or authorize this Agreement and to consummate the Transactions, including the Merger.

(c)          This Agreement has been duly executed and delivered by the Company and, assuming due power and authority of, and due execution and delivery by, Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a Proceeding in equity or at Law) (together, the “Bankruptcy and Equity Exception”).

Section 3.4          No Conflicts. The execution, delivery and performance of this Agreement by the Company do not and the consummation by the Company of the Transactions, including the Merger, will not, assuming the Company Stockholder Approval is obtained in accordance with the DGCL, (a) conflict with or violate any provision of the Company Organizational Documents or the Subsidiary Organizational Documents or (b) (i) with or without notice or lapse of time, or both, violate, conflict with, result in the loss of any benefit under, constitute a default under, give rise to a right of termination or modification under, give rise to the payment of additional fees under, give rise to a requirement for any consent under, create or accelerate any obligations under or result in the creation of any Lien, other than any Permitted Liens, upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any Company Material Contract or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.5 are obtained, conflict with or violate any Laws applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (b), any such violation, conflict, loss, default, right or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions, including the Merger.

Section 3.5          Governmental Approvals. Other than in connection with or in compliance with (a) the filing of the Certificate of Merger with the Delaware Secretary, (b) the filing with the SEC of a proxy statement to be mailed to the Company’s stockholders relating to the Company Stockholder Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”), (c) the Exchange Act, (d) the Securities Act, (e) applicable state securities, takeover and “blue sky” laws, (f) the rules and regulations of the Nasdaq Global Select Market (“Nasdaq”), (g) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and (h) such other authorizations, consents, Orders, licenses, Permits, approvals, registrations, declarations, waiting periods, notice and filings, the failure of which to be obtained has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions, including the Merger, no authorization, consent, Order, license, Permit or approval of, or registration, declaration, waiting period, notice or filing with, any Governmental Entity is necessary for the execution, delivery and performance of this Agreement by the Company or consummation by the Company of the Transactions, including the Merger.

Section 3.6          Company SEC Filings; Financial Statements; Controls.

(a)          Since the Lookback Date, the Company has filed or furnished (as applicable) with the SEC, on a timely basis, all Company SEC Documents required to be filed or furnished by it. As of their respective dates of filing or being furnished or, if amended prior to the date of this Agreement, as of the date of the last such amendment, the Company SEC Documents (i) were prepared in all material respects in accordance with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (together with the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), as the case may be, applicable to such Company SEC Documents and (ii) did not, at the time they were filed, or, if amended or superseded prior to the date of this Agreement, as of the date of such subsequent filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received by the Company from the SEC staff with respect to any Company SEC Document. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents are the subject of ongoing SEC review or outstanding SEC investigation.

(b)        The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq.

(c)          The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and Rule 15d-15 under the Exchange Act) substantially as required by Rules 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. The Company maintains internal control over financial reporting (as such term is defined in paragraph (f) of Rule 15d-15 under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since the Lookback Date, the Company has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (A) any “significant deficiencies” and “material weaknesses” in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting and (C) any complaints regarding a material violation of accounting procedures, accounting controls or auditing matters, and the Company’s auditors have not identified any of the matters in clauses (A) through (C) since the Lookback Date. The terms “significant deficiencies” and “material weaknesses” have the meanings assigned to such terms in Rule 12b-2 of the Exchange Act.

(d)         The consolidated financial statements (including all related notes thereto) of the Company included in the Company SEC Documents (if amended, as of the date of the last such amendment filed prior to the date of this Agreement) (the “Company SEC Financial Statements”) comply in all material respects as to form with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Company SEC Financial Statements (i) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, changes in their consolidated stockholders’ equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments (which adjustments are not and not expected to be material, individually or in the aggregate, in amount or significance) and to the absence of information or notes not required by GAAP to be included in interim financial statements), (ii) were prepared in accordance with GAAP (except as permitted by Regulation S-X or, with respect to pro forma information, subject to the qualifications stated therein) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (iii) were prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries.

Section 3.7          No Undisclosed Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any nature, whether accrued, contingent, absolute, known or unknown, on- or off-balance sheet or otherwise, in each case, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than: (a) liabilities or obligations reflected or reserved against in the Company’s audited consolidated balance sheet as of February 3, 2024 included in the Company SEC Documents (including the notes thereto) (such date, the “Balance Sheet Date”), (b) liabilities or obligations that were incurred since the Balance Sheet Date in the ordinary course of business (none of which is a liability or obligation resulting from breach of Contract, breach of warranty, tort, infringement or misappropriation), (c) liabilities or obligations which have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (d) liabilities or obligations arising or incurred in connection with this Agreement and the Transactions, including the Merger. There are no off-balance sheet arrangements required to be disclosed in the Company SEC Documents pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so disclosed in the Company SEC Documents.

Section 3.8          Absence of Certain Changes or Events.

(a)          Since the Balance Sheet Date through the date hereof, except for liabilities or obligations incurred in connection with, or as required by, this Agreement and the Transactions, including the Merger, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business in all material respects, and (ii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken by the Company or any of its Subsidiaries during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 5.1 (other than Section 5.1(b)(i), Section 5.1(b)(iii) or Section 5.1(b)(xi)).

(b)          Since the Balance Sheet Date through the date hereof, there has not been any event, change, development, circumstance or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9          Compliance with Laws; Permits.

(a)          The Company and its Subsidiaries are not in violation of any Laws or Orders applicable to the Company, any of its Subsidiaries or any assets owned or used by any of them, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, as of the date of this Agreement, threatened, nor has any Governmental Entity provided notice to the Company since the Lookback Date of an intention to conduct the same, nor has the Company or any of its Subsidiaries received since the Lookback Date any report, allegation or complaint from any party related to non-compliance with any applicable Law or Order by the Company, in each case, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Each of the Company and its Subsidiaries have all required governmental licenses, permits, variances, clearances, consents, commissions, franchises, exemptions, certificates, approvals and authorizations of a Governmental Entity (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid and in full force and effect, except where the failure to have or maintain such Permit has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company (i) is not in breach of any applicable Economic Sanctions Law, and (ii) is not and has not, since the Lookback Date, been a party to any agreement or transaction, directly or to the Knowledge of the Company indirectly (including through a third party), (A) with a Person targeted under any applicable Economic Sanctions Law or (B) involving any country or other territory subject to a general export, import, financial or investment embargo under any applicable Economic Sanctions Law (as of the date hereof, Cuba, Iran, North Korea, Syria or the Crimea or separatist-controlled portions of the Donetsk or Luhansk regions of Ukraine).

(c)          Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company has conducted its business in compliance with any applicable Anti-Bribery Law and has instituted and maintains policies and procedures reasonably designed to achieve compliance therewith.

(d)          Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, neither the Company, nor any director, officer, or to the Knowledge of the Company, any employee, agent or shareholder of the Company (acting in such capacity), has (i) in order to assist the Company in obtaining or retaining business or in order to secure any improper advantage, made, authorized, offered or promised to make any payment, gift or transfer of anything of value, directly or to the Knowledge of the Company indirectly (including through a third party), to or for the use or benefit of any government official, political party or public international organization, or (ii) made any unlawful bribe, rebate, payoff, influence payment or kickback or has taken any other action which would violate any applicable Anti-Bribery Law binding on such person or in effect in any jurisdiction in which any such action is taken.

Section 3.10          Litigation. Except as set forth on Section 3.10 of the Company Disclosure Letter, there are no Proceedings pending or, to the Knowledge of the Company, threatened, by or against the Company or any of its Subsidiaries or any present or former officer, director, manager or employee of the Company or any of its Subsidiaries (in such individuals’ capacity as such), whether or not before a Governmental Entity, which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or materially impair the ability of the Company to perform its obligations hereunder or otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions, including the Merger; provided, however, that to the extent the foregoing representation pertains to Proceedings that relate to the execution, delivery or performance of this Agreement or consummation of the Transactions, including the Merger, such representation is made only as of the date hereof.  As of the date of this Agreement, there is no Order outstanding against the Company or any of its Subsidiaries which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or materially impair the ability of the Company to perform its obligations hereunder or otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions, including the Merger.

Section 3.11          Information Supplied.

(a)          The Proxy Statement will comply in all material respects with the applicable requirements of the Exchange Act and any other applicable federal securities Laws. The Proxy Statement will not, at the time the Proxy Statement (and any amendment or supplement thereto) is mailed to the stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties in this Section 3.11 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied to the Company by Parent or Merger Sub for use or inclusion therein.

(b)          All statements of fact that have been provided or will be provided by the Company to Parent or Ultimate Parent and included in the Class 2 Announcement were, and will be at the time of publication of the Class 2 Announcement, true, correct and complete in all material respects and do not or will not at the time of publication of the Class 2 Announcement, contain any material omissions that make such statements misleading; provided, that the Company has been made aware that any such statement of fact would be included in the Class 2 Announcement.

Section 3.12          Taxes.

(a)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) All Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been duly filed when due (including extensions) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete;

(ii) Each of the Company and its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all Taxes required to be paid or withheld and remitted by them, or (A) where payment is not yet due, has established an adequate accrual in accordance with GAAP and has properly withheld the amounts required to be remitted or (B) where payment is being contested in good faith pursuant to appropriate procedures, has established an adequate reserve in accordance with GAAP;

(iii) Neither the Company nor any of its Subsidiaries is liable for Taxes of any Person (other than the Company and its Subsidiaries) as a result of being (A) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member, (B) a transferee or successor or (C) a party to a Tax sharing or Tax allocation agreement, other than (1) such agreements with customers, vendors, lessors or the like entered into in the ordinary course of business and other customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes, or (2) agreements exclusively between or among the Company and its Subsidiaries;

(iv) Neither the Company nor any of its Subsidiaries will be required to include any material item of income or gain in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the date of this Agreement as a result of any change in method of accounting, intercompany transaction, installment sale, open transaction, or the application Section 965 of the Code (including Section 965(h) of the Code), in each case, with respect to an item received, Tax election made or a transaction or agreement entered into in a taxable period ending on or prior to the Closing Date; and

(v) Each of the Company and its Subsidiaries is registered for sales, use or similar Taxes in each jurisdiction it is required to be so registered and has complied with applicable Laws relating to sales, use or similar Taxes, including the collection and remittance of all such Taxes.

(b)          There is no Proceeding pending or, to the Knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries in respect of any material Tax.

(c)          The U.S. federal income Tax Returns of the Company and its Subsidiaries through the Tax year ended February 1, 2020 have been examined and the examinations have been closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

(d)          Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to be governed by Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(e)         Neither the Company nor any of its Subsidiaries has participated in or been a party to any “listed transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b)(1).

(f)          There are no Liens for, in respect of or on account of Taxes on any of the assets of any Group Company except for Permitted Liens.

(g)          Neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment or collection of, any Tax, other than any extension of the time to file an original Tax Return obtained in the ordinary course of business that is automatically granted, in each case, that has not since expired or lapsed.

(h)          In the prior five (5) years, no written claim has been made by any Taxing Authority in a jurisdiction where the Company and its Subsidiaries do not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(i)          Neither the Company nor any of its Subsidiaries are subject to Taxes in any country other than its country of formation by virtue of having a permanent establishment or other place of business in that other country.

(j)          Neither the Company nor any of its Subsidiaries has received, requested or entered into any private letter ruling or closing agreement with a Governmental Entity that affects, or would affect if granted, a material amount of Taxes.

Section 3.13          Employee Benefit Plans and Related Matters; ERISA.

(a)          Section 3.13(a) of the Company Disclosure Letter sets forth as of the date of this Agreement a true, correct and complete list of material Company Benefit Plans, including all Company Benefit Plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). With respect to each material Company Benefit Plan, the Company has made available to Parent a true, correct and complete copy of such Company Benefit Plan (and, with respect to any unwritten material Company Benefit Plan, a written summary of such Company Benefit Plan) and, to the extent applicable, (i) all trust agreements, insurance contracts or other funding arrangements, (ii) the most recent actuarial and trust reports for both ERISA funding and financial statement purposes, (iii) the most recent Form 5500 with all attachments filed with the Internal Revenue Service (“IRS”) or the Department of Labor, (iv) the most recent IRS determination letter (or opinion or advisory letter upon which the Company is entitled to rely), (v) the most recent summary plan description and any material modification with respect thereto and (vi) all non-routine written communications. “Company Benefit Plan” means each employee benefit plan, scheme, program, policy, arrangement and contract, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and any other pension, profit sharing, retirement, supplemental retirement, retiree medical or life insurance, bonus, commission, incentive-compensation, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based compensation, disability, vacation, death benefit, hospitalization, medical, employment, consulting, termination, retention, bonus, change in control or severance or other agreement, plan, scheme, program, policy, arrangement or contract (whether written or unwritten), in each case, (A) under which any current or former director, officer, employee or individual consultant of the Company or any of its Subsidiaries (each such Person, a “Company Service Provider”) has any present or future right to compensation or benefits and (B) (1) that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries, (2) that the Company or any of its Subsidiaries has any obligation to maintain, sponsor or contribute to or (3) with respect to which the Company or any of its Subsidiaries would incur any direct or indirect liability.

(b)          Each Company Benefit Plan (and any related trust or other funding vehicle) has been maintained, administered and operated in accordance with its terms and with applicable Law, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)          No liability under Title IV or Section 302 of ERISA has been incurred by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a risk to the Company, any of its Subsidiaries or any ERISA Affiliate of incurring any such liability. As used in this Agreement, “ERISA Affiliate” of any entity means any other entity, trade or business, that together with such entity, would be treated as a single employer under Section 4001(b) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

(d)          There are no pending, or to the Knowledge of the Company, threatened, Proceedings with respect to any of the Company Benefit Plans by any Governmental Entity or Company Service Provider or otherwise involving any such plan or the assets of any such plan (other than routine claims for benefits), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)          No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or a plan that is subject to Title IV of ERISA or provides health or medical benefits after retirement (other than continuation coverage required under Section 4980B(f) of the Code and similar state Law). Neither the Company nor any of its Subsidiaries has at any time during the last six (6) years contributed to or been obligated to contribute to any such types of plan.

(f)          No Tax penalties or additional Taxes have been imposed or would be reasonably expected to be imposed on any Company Service Provider, and no acceleration of Taxes has occurred or would be reasonably expected to occur with respect to any Company Service Provider, in each case, as a result of a failure to comply with Section 409A of the Code with respect to any Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code. No Company Service Provider is entitled to receive any gross-up or additional payment in connection with the Tax required by Section 409A or Section 4999 of the Code.

(g)          Except as set forth on Section 3.13(g) of the Company Disclosure Letter, and except as provided in this Agreement or as required by applicable Law, neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions, including the Merger, will (alone or in conjunction with any other event, including any termination of employment on or following the Closing) (i) entitle any Company Service Provider to severance pay or any similar payment, (ii) result in any payment or benefit becoming due, (iii) accelerate the time of payment or vesting, increase the amount of, or trigger any payment or funding of, any compensation or benefits for any Company Service Provider or trigger any other obligation under any Company Benefit Plan, (iv) result in any breach or violation of or default under or limit the Company’s or its Subsidiaries’ right to amend, modify or terminate any Company Benefit Plan or (v) result in the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

Section 3.14          Material Contracts.

(a)          Except as set forth in Section 3.14(a) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that is:

 (i) a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), that has been, or was required to be, filed with the SEC with the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2024 or any Company SEC Document filed after the date of such Form 10-K until the date of this Agreement;

 (ii) a Contract (A) with a Material Supplier or (B) with any other supplier pursuant to which the Company or any of its Subsidiaries has purchased during the twelve (12) month period prior to the date of this Agreement goods or services that involved payments by the Company and its Subsidiaries in excess of $1,000,000 during such period, in each case, other than purchase orders entered into in the ordinary course of business;

 (iii) a Contract (A) pursuant to which any third party is licensing, providing a royalty or granting any similar rights in or under any Intellectual Property to the Company and its Subsidiaries (other than generally commercially available software, including “off-the-shelf” software programs and software as a service applications subject to online or “click-through” terms of use or terms of service that involve payments by or to the Company and its Subsidiaries of less than $150,000 annually), or (B) pursuant to which the Company or its Subsidiaries is currently licensing, providing a royalty or similar rights to use any Company Intellectual Property to any third party (all such Contracts under clauses (A) and (B) together, the “IP Contracts”), excluding Incidental Licenses or licenses with end-users of Company Software entered into in the ordinary course of business;

 (iv) a Contract relating to the formation, creation, operation, management or control of any material joint venture, partnership, limited liability company, strategic alliance or any joint development, other than any such Contract solely between the Company and its wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries;

 (v) a mortgage, indenture, guarantee, loan, or credit agreement, security agreement, or other Contracts, in each case, relating to Indebtedness for borrowed money, whether as borrower or lender, in each case with an outstanding principal balance as of the date of this Agreement in excess of $1,000,000, other than (A) accounts receivable and accounts payable in the ordinary course of business and (B) intercompany loans owed by the Company or any direct or indirect wholly owned Subsidiary of the Company to any other direct or indirect wholly owned Subsidiary of the Company, or by any direct or indirect wholly owned Subsidiary to the Company;

 (vi) a Contract that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of any Person, in each case for aggregate consideration in excess of $750,000 (A) that was entered into after the Lookback Date or (B) pursuant to which any earn-out or other deferred or material contingent payment obligations remain outstanding;

 (vii) a Contract (A) that requires the Company or any of its Subsidiaries to deal exclusively with any Person or group of related Persons, (B) containing “most favored nation” provisions or minimum volume commitment (to the extent such minimum volume commitment is material to the business of the Company and its Subsidiaries, taken as a whole) or requirements based arrangements for the benefit of the counterparty to such Contract, (C) excluding Leases, containing a covenant that limits or purports to limit in any material respect the right of the Company or any of its Subsidiaries to (1) engage or compete in any line of business or the manner or locations in which any of them may so engage in any business or (2) beneficially own any assets, properties or rights or (D) contains a covenant restricting the Company or any of its Subsidiaries from soliciting for employment or hiring any persons, which restriction described in this clause (D) is material to the business of the Company and its Subsidiaries, taken as a whole;

 (viii) is or includes a settlement agreement that (A) has been entered into since the Lookback Date in connection with a Proceeding and has a value greater than $500,000, or (B) involves any resolution or settlement of any actual or threatened Proceeding that provides for any injunctive or equitable relief that materially restricts the business of the Company and its Subsidiaries;

 (ix) a Contract that grants a Person a Lien on all or any material portion of the assets of the Company or any of its Subsidiaries, other than Permitted Liens;

 (x) a Contract to make or pay for any capital expenditures in excess of $1,000,000;

 (xi) with an Affiliate of the Company or any of its Subsidiaries that is not a Subsidiary of the Company; or

 (xii) any Lease for (A) office space, distribution centers, warehousing, manufacturing or logistics space or (B) any retail store location that (1) has generated more than $2,200,000 in revenue in the twelve (12) month period prior to the date of this Agreement or (2) the annual rent is in excess of $1,000,000 (any such Lease, a “Material Lease”).

Each Contract of the type described in this Section 3.14(a), whether or not set forth in Section 3.14(a) of the Company Disclosure Letter and whether or not entered into on or prior to the date of this Agreement, is referred to herein as a “Company Material Contract.”

(b)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is valid, binding and in full force and effect with respect to the Company and any of its Subsidiaries to the extent a party thereto and, to the Knowledge of the Company, each other party thereto, in each case, subject to the Bankruptcy and Equity Exception, (ii) neither the Company nor any of its Subsidiaries is in breach of or default under any Company Material Contract and, to the Knowledge of the Company, no other party to a Company Material Contract is in breach of or default under any such Company Material Contract and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a breach or default thereunder by the Company or any of its Subsidiaries, or to the Knowledge of the Company, any other party thereto and (iii) neither the Company nor any of its Subsidiaries has received or delivered written notice of breach of or default under any Company Material Contract.

(c)          True, complete and correct copies of each Company Material Contract, as amended and supplemented, have been filed with the SEC or made available by the Company to Parent, in each case, prior to the date hereof.

Section 3.15          Intellectual Property.

(a)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses adequate rights to use, the Intellectual Property used in connection with the business of the Company and its Subsidiaries as currently conducted.

(b)          Except as set forth on Section 3.15(b) of the Company Disclosure Letter and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the conduct of the business as currently conducted by the Company and its Subsidiaries has not infringed since the Lookback Date and does not infringe any Person’s Intellectual Property and, as of the date of this Agreement, there is no such claim pending or, to the Knowledge of the Company, threatened, against the Company or its Subsidiaries and (ii) to the Knowledge of the Company, no Person has infringed since the Lookback Date or is infringing any Company Intellectual Property and, as of the date of this Agreement, no such claims are pending or threatened against any Person by the Company or its Subsidiaries.

(c)          Section 3.15(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all of the following Company Intellectual Property: (A) patents and pending patent applications, (B) registered trademarks and pending applications for registration of trademarks, (C) registered copyrights and copyright applications, and (D) Internet domain names owned by the Company or any of its Subsidiaries (collectively, the “Company Registered Intellectual Property).” No registrations or applications for Company Registered Intellectual Property have expired or been cancelled or abandoned, except (i) in accordance with the expiration of the term of such rights or (ii) intentional cancellations and abandonment in the ordinary course of business. Each of the Company Registered Intellectual Property is subsisting, and to the Knowledge of the Company, valid and enforceable, and all necessary registration, maintenance and renewal fees due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant Governmental Entity, for the purposes of maintaining such Company Registered Intellectual Property. There are no Proceedings, including, opposition, nullity or cancellation Proceedings, pending for or involving any of the Company Registered Intellectual Property, and, to the Knowledge of the Company, no such Proceedings are threatened.

(d)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the execution, delivery or performance of this Agreement by the Company nor the consummation of the Transactions, including the Merger, by the Company will cause immediately after the Closing: (i) the Company or its Affiliates to grant or cause to grant to any third party any right to any Intellectual Property owned by, or licensed to, the Company, or (ii) the Company or its Affiliates to be obligated pay any royalties or other fees or consideration with respect to Intellectual Property that would not otherwise be payable in the absence of this Agreement or the Transactions.

(e)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have taken the measures necessary to protect the confidentiality of the trade secrets and proprietary or confidential information of the Company and its Subsidiaries and (ii) all disclosures by the Company or its Subsidiaries of any such proprietary information or trade secrets have been made pursuant to a written agreement that provides confidentiality obligations for such proprietary information and trade secrets.

(f)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Person who has participated in the development of Intellectual Property on behalf of the Company or any of its Subsidiaries has entered into an agreement with the Company or its Subsidiaries (as applicable): (i) containing confidentiality obligations in favor of the Company and its Subsidiaries, and (ii) to the extent such rights do not automatically vest in the Company under applicable Law, assigning to the Company and its Subsidiaries of all right, title and interest in and to all such Intellectual Property created or developed by such Person for the benefit of the Company and its Subsidiaries. To the Knowledge of the Company, no such Person has claimed ownership rights in any Intellectual Property developed on behalf of the Company and its Subsidiaries.

(g)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all use and distribution of Company Software by or through the Company or its Subsidiaries is in compliance with all Open Source Software licenses applicable thereto, including all copyright notice and attribution requirements. Section 3.15(g) of the Company Disclosure Letter sets forth a true, correct and complete list of all Open Source Software (and the license applicable thereto) used, incorporated, or embedded in or distributed with, any Company Software or otherwise used by the Company or any of its Subsidiaries, including in development or testing of any Company Software, in a manner that would require any source code for any Company Software to be disclosed, licensed (in object or source code form), publicly distributed, or provided for a nominal fee or dedicated to the public.

(h)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have implemented the measures necessary to protect against any virus or programming, design or documentation corruptant from being introduced into, or otherwise compromising, the Company Software or Company IT Systems, and the Company Software and Company IT Systems are free from any defect, virus or programming, design or documentation error or corruptant that would have a material adverse effect on the operation or use of the Company Software or Company IT Systems. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company Software constitutes, contains or is considered “spyware” (as such term is commonly understood in the Software industry). Except for Persons subject to written confidentiality obligations, the Company and its Subsidiaries have not disclosed, delivered or licensed to any Person, or obligated itself to disclose, deliver or license to any Person (including any escrow agent), any source code for any Company Software, and no Person has any right, contingent or otherwise, to obtain access to or use any such source code through a source code escrow arrangement.

(i)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries maintain and enforce commercially reasonable policies, procedures and rules regarding data privacy, protection and security as required under applicable Laws and (ii) the Company and its Subsidiaries are, and at all times since the Lookback Date have been, in compliance with all Data Security Requirements. The Company has implemented and maintained reasonable technical, physical, organizational and administrative measures and policies designed to protect Personal Data and Company Data against unauthorized access, use, modification, disclosure or loss, including reasonable backup, security and disaster recovery technology and procedures and has used commercially reasonable efforts designed to remediate any material audit findings designated by such third-party auditor as critical or high risk (or equivalent), relating to its security safeguards.  Since the Lookback Date and to the Knowledge of the Company, except as otherwise set forth in Section 3.15(i), there have been no incidents of unauthorized access to, use of, disclosure of, or other breach of security of any Personal Data processed by the Company or any of its Subsidiaries or trade secrets of the Company or any of its Subsidiaries, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have not provided or been required under applicable Laws to provide notification of any breach of privacy or data security to a Governmental Entity. To the Knowledge of the Company, no Person (including any Governmental Entity) has made any written claim or commenced any action against the Company and its Subsidiaries with respect to alleged violations of Data Security Requirements. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Transactions, including the Merger, will result in any material violation of Data Security Requirements.

Section 3.16          Real Property.

(a)          Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all real property currently owned by the Company or any of its Subsidiaries (collectively, the “Owned Real Property”). For each parcel of Owned Real Property, such list identifies the street address, the record owner thereof, and the applicable assessor’s parcel number (i.e., the “APN” or its equivalent tax identification number) of such Owned Real Property. The Company or its applicable Subsidiary has good and marketable fee simple title to all Owned Real Property, free and clear of all Liens other than Permitted Liens. Neither the Company nor any of its Subsidiaries (i) leases or grants any Person the right to use or occupy all or any part of the Owned Real Property or (ii) has granted any Person an option, right of first offer, or right of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(b)          Section 3.16(b) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of locations at which the Company or any of its Subsidiaries leases or has otherwise been granted the right to use or occupy any Leased Real Property as the lessee, assignee or sublessee thereunder, together with the applicable parties thereto and the address of the Leased Real Property, the expiration date of the Lease, the use of the property and, if applicable, the type of retail center (e.g., shopping mall, strip mall or stand alone) and the size of the premises in rentable square footage to which such Lease pertains. The Company or its applicable Subsidiary is in peaceable possession of each parcel of the Leased Real Property pursuant to the lease, license or other agreement pursuant to which the Company or any of its Subsidiaries leases or otherwise has been granted the right to use such Leased Real Property as the lessee, assignee or sublessee thereunder (a “Lease”), and each Lease is valid, binding and in full force and effect with respect to the Company and any of its Subsidiaries and, to the Knowledge of the Company, each other party thereto, subject to the Bankruptcy and Equity Exception. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) neither the Company nor its applicable Subsidiary has received or sent any notices to terminate any Lease, (ii) neither the Company nor any of its Subsidiaries is in breach of or default under any Lease with respect to Leased Real Property, and, to the Knowledge of the Company, no other party thereto is in material breach of or default under any Lease with respect to Leased Real Property, and (iii) to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, could reasonably be expected give rise to any material modification, acceleration, payment, cancellation or termination that is materially adverse to the Company or any Subsidiary under, or in any manner that could reasonably be expected to release any party thereto from any material obligation owed to Company or any Subsidiary under such Lease.

(c)          Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company Real Property is in good operating condition (normal wear and tear excepted) sufficient for the regular operation of the applicable portion of the business of the Company and its Subsidiaries operated thereon. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Subsidiary has received any written notice as of or after the Lookback Date that remains pending or unresolved of (i) any violation of any zoning or building codes or ordinances, orders or regulations in connection with the ownership, use, occupancy, operation or maintenance of the Company Real Property, (ii) any pending or threatened condemnation Proceeding, litigation or administrative action relating to the Company Real Property or (iii) any Proceeding to change or redefine the zoning or land use classification for all or any portion of the Company Real Property.

Section 3.17          Environmental Matters.

(a)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company and its Subsidiaries are, and have been since the Lookback Date, in compliance with all applicable Environmental Laws, including possessing and complying with all Permits required for their respective ownership and operations under applicable Environmental Laws and neither the Company nor its Subsidiaries has received any written notice from any Governmental Entity relating to the revocation, termination or material modification of any such Permit;

(ii) There is no Proceeding pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries under or pursuant to any Environmental Law;

(iii) Neither the Company nor any of its Subsidiaries has received written notice from any Person, including any Governmental Entity, alleging that the Company or such Subsidiary has been or is in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved;

(iv) Neither the Company nor any of its Subsidiaries is a party or subject to any administrative or judicial Order pursuant to any Environmental Law;

(v) With respect to any real property that is currently or was formerly owned or leased, as the case may be, by the Company or its Subsidiaries (which in the case of formerly owned or leased real property shall be to the Knowledge of the Company), (A) no Hazardous Substances are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any Subsidiary has at any time owned, operated, occupied or leased in amounts that are in violation of applicable Environmental Laws or otherwise interfere with the regular operation of the business that is operated thereon and (B) there have been no releases, spills or discharges of Hazardous Substances on or underneath any of such real property that would be reasonably likely to result in a liability or obligation on the part of the Company or any of its Subsidiaries; and

(vi) Neither the Company nor any Subsidiary has transported or arranged for the transportation of, stored or arranged for the storage of, used, manufactured, disposed of or arranged for the disposal of, released or exposed their employees or any other person to any Hazardous Materials in violation of any applicable Environmental Law or, to the Knowledge of the Company, in a manner that could result in liability to the Company or any Subsidiary, nor has the Company or any Subsidiary manufactured any product containing a Hazardous Material in violation of any applicable Environmental Law.

(vii) Except for a commercially reasonably indemnity in any Lease in favor of the landlord thereunder, neither the Company nor any of its Subsidiaries has assumed or provided an indemnity with respect to the liability of any other Person arising under Environmental Law.

(b)          The Company has made available to Parent all material environmental site assessments and audits in its possession or control relating to compliance with Environmental Laws or the environmental condition of the Owned Real Property.

Section 3.18          Insurance. The Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of all material insurance policies, bonds and surety arrangements currently in effect to which any of the Company or its Subsidiaries is a party, a named insured or otherwise the beneficiary of coverage (the “Insurance Policies”). To the Knowledge of the Company, the Insurance Policies provide coverage in such amounts and with respect to such risks incident to the business of the Company and its Subsidiaries and their respective directors, officers, employees, properties and assets as is customarily carried by Persons conducting business and operations similar to that of the Company and its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Insurance Policy is in full force and effect, and neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums) under any Insurance Policy.

Section 3.19          Labor and Employment Matters.

(a)          Neither the Company nor any of its Subsidiaries is or ever has been a party to any collective bargaining agreement or other labor union contract and no labor union or similar representative body represents any Company Service Providers with respect to their relationship with the Company or any of its Subsidiaries.

(b)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all applicable Laws relating to labor, employment or employment practices, (ii) neither the Company nor any of its Subsidiaries are the subject of any Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization or are the subject of any other employment- or labor-related Proceeding, nor, to the Knowledge of the Company, are any such Proceedings threatened, or (iii) as of the date of this Agreement, there is no work stoppage, labor strike, slowdown, lockout or other material labor dispute by, or of, the Company Service Providers, nor, to the Knowledge of the Company, is any such action threatened.

(c)       To the Knowledge of the Company, in the last five years, no allegations of sexual or other unlawful harassment or discrimination have been made against (i) any officer of the Company or its Subsidiaries or (ii) any Company Service Provider at a level of Vice President or above.

Section 3.20      Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 4.13, no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) (each, a “Takeover Statute”), or any comparable anti-takeover provision of the Company Certificate or Company Bylaws, is applicable to this Agreement or the Transactions, including the Merger.

Section 3.21      Brokers and Finders’ Fees. Except for the fees and expenses payable to Solomon Partners Securities, LLC (“Solomon”), the fees and expenses of which will be paid by the Company, no broker, finder, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, investment banker’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent a complete, correct and unredacted copy of its engagement letter with Solomon entered into in connection with the Merger, as in effect on the date hereof.

Section 3.22          Opinion of Financial Advisor. The Company Board of Directors has received an opinion from Solomon to the effect that, as of the date of this Agreement and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Transaction Consideration to be paid to the holders (other than the holders of Cancelled Shares and Dissenting Shares and affiliates of Parent and affiliates of Ultimate Parent) of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders.  As of the date hereof, such opinion has not been withdrawn, revoked or modified. The Company shall, promptly following the execution and delivery of this Agreement, furnish a written copy of such opinion to Parent solely for informational purposes.

Section 3.23          Suppliers. Section 3.23 of the Company Disclosure Letter contains a true, correct and complete list of each of (a) the top ten (10) merchandise suppliers of the Company and its Subsidiaries based on the aggregate of the amounts paid to each such supplier for trailing full twelve months preceding the date of this Agreement, and (b) the top ten (10) suppliers of the Company and its Subsidiaries other than merchandise suppliers based on the aggregate of the amounts paid to each such supplier during such period of time (the suppliers in clauses (a) and (b), collectively, the “Material Suppliers”). Except as set forth on Section 3.23(c) of the Company Disclosure Letter, in the last twelve (12) months, no Material Supplier (1) has stopped or materially decreased supplying materials, products or services to the Company and its Subsidiaries, or (2) has delivered written notice to, or, to the Knowledge of the Company, has threatened the Company or any of its Subsidiaries that it shall, or expects to, stop or materially decrease supplying materials, products or services to the Company and its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries has any outstanding dispute with any Material Supplier.

Section 3.24          Affiliate Transactions. Except as set forth on Section 3.24 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a creditor or debtor to, or party to any Contract or transaction with, any holder of five percent (5%) or more of the outstanding shares of Company Common Stock or any present or former director, officer, employee or Affiliate of the Company or any of its Subsidiaries, or to any “immediate family member” (within the meaning of Item 404 of Regulation S-K promulgated by the SEC) of any of the foregoing, or has engaged in any transaction with any of the foregoing within the twelve (12) months preceding the date of this Agreement that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company SEC Documents, except for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course, and which has not been so disclosed in the Company SEC Documents.

Section 3.25         No Other Representations and Warranties; Disclaimers. Except for the representations and warranties expressly contained in ARTICLE IV or the certificate delivered pursuant to Section 6.3(c), the Company agrees and acknowledges that none of Parent, Merger Sub, Ultimate Parent or any Person on behalf of Parent, Merger Sub or Ultimate Parent is making or has made, and the Company hereby agrees it is not relying upon, any other express or implied representation or warranty or statement (including with respect to the accuracy or completeness thereof) with respect to Parent, Merger Sub, Ultimate Parent, any of their respective Subsidiaries or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects or with respect to any other information provided or made available to the Company in connection with the Transactions (including the Merger), including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information. The provisions of this Section 3.25 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Person contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1          Corporate Organization. Each of Ultimate Parent, Parent and Merger Sub is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Ultimate Parent, Parent and Merger Sub is duly licensed, qualified or otherwise authorized to do business and, to the extent applicable, is in good standing in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2          Corporate Authorization. Each of Ultimate Parent, Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger. The execution, delivery and performance of this Agreement by Ultimate Parent, Parent and Merger Sub and the consummation by each of them of the Transactions, including the Merger have been duly and validly authorized by all necessary corporate action on the part of Ultimate Parent, Parent and Merger Sub and, except for the approval and adoption of this Agreement by Parent, in its capacity as sole stockholder of Merger Sub, no other corporate actions on the part of Ultimate Parent, Parent or Merger Sub are necessary to authorize the execution and delivery by Ultimate Parent, Parent and Merger Sub of this Agreement and the consummation of the Transactions, including the Merger, subject, in the case of the consummation of the Merger, to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. The Parent Board of Directors has unanimously approved this Agreement and the Transactions, including the Merger, and the performance by it of its covenants and agreements contained herein. The Merger Sub Board of Directors has unanimously (a) determined that the terms of the Transactions, including the Merger, are fair to, and in the best interests of, Merger Sub and its sole stockholder, (b) determined that it is in the best interest of Merger Sub to enter into, and approved, adopted and declared advisable, this Agreement, (c) approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained herein, and (d) resolved to recommend that Parent, as the sole stockholder of Merger Sub, approve the adoption of this Agreement and the Transactions, including the Merger, by written consent. The Ultimate Parent Board of Directors has (1) determined that the terms of the Transactions, including the Merger, are in the best interests of, Ultimate Parent and its shareholders taken as a whole and (2) approved this Agreement and the Transactions, including the Merger, and the performance by it of its covenants and agreements contained herein.  This Agreement has been duly and validly executed and delivered by Ultimate Parent, Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes the legal, valid and binding agreement of Ultimate Parent, Parent and Merger Sub and is enforceable against Ultimate Parent, Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3           No Conflicts. The execution, delivery and performance of this Agreement by Ultimate Parent, Parent and Merger Sub do not, and the consummation by Ultimate Parent, Parent and Merger Sub of the Transactions, including the Merger, will not (a) conflict with or violate any provision of the Organizational Documents of Ultimate Parent, Parent, or Merger Sub, or (b) assuming that the authorizations, consents and approvals referred to in Section 4.4 are obtained, (i) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, give rise to a right of termination under, or result in the creation of any Lien, other than any Permitted Liens, upon any of the respective properties or assets of Ultimate Parent, Parent or Merger Sub under, any Contract to which Ultimate Parent, Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets are bound or affected or (ii) conflict with or violate any Laws applicable to Ultimate Parent, Parent or Merger Sub or any of their respective properties or assets, other than, in the case of clause (b), any such violation, conflict, loss, default, right or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4           Governmental Approvals. Other than in connection with or in compliance with (a) the filing of the Certificate of Merger with the Delaware Secretary, (b) the Exchange Act, (c) the Securities Act, (d) applicable state securities, takeover and “blue sky” Laws, (e) the HSR Act and (f) such other authorizations, consents, Orders, licenses, Permits, approvals, registrations, declarations and notice filings, the failure of which to be obtained has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no authorization, consent, Order, license, Permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary for the consummation by Ultimate Parent, Parent or Merger Sub of the Transactions, including the Merger.

Section 4.5          Litigation. As of the date of this Agreement, there are no Proceedings pending, or to the knowledge of Parent, threatened, against Ultimate Parent, Parent, Merger Sub or any of their respective Subsidiaries before any Governmental Entity, which has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, there is no Order outstanding against Ultimate Parent, Parent, Merger Sub or any of their respective Subsidiaries which has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.6          Operations of Merger Sub. Merger Sub is a wholly owned Subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, including the Merger, and has engaged in no business activities other than in connection with this Agreement.

Section 4.7          No Vote of Ultimate Parent. No vote of the members of Ultimate Parent or the holders of any other securities of Ultimate Parent (equity or otherwise) is required by Law, the organizational documents of Ultimate Parent or the Listing Rules in order for Ultimate Parent and Parent to consummate the Transactions, including the Merger.

Section 4.8          Information Supplied. The information supplied by Parent for use or inclusion in the Proxy Statement will not, at the time the Proxy Statement (and any amendment or supplement thereto) is mailed to the stockholders of the Company, or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.9          Brokers and Finders’ Fees. Except for Robert W. Baird & Co. Incorporated and N M Rothschild & Sons Limited, the fees and expenses of which will be paid exclusively by Ultimate Parent, Parent, Merger Sub or an Affiliate thereof, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions, including the Merger based upon arrangements made by or on behalf of Ultimate Parent or any of its Subsidiaries.

Section 4.10          Sufficient Funds. Parent and Merger Sub will have at the Effective Time cash sufficient to enable Parent and Merger Sub to consummate the Transactions, including the Merger, on the terms contemplated by this Agreement, and to make all payments contemplated by this Agreement, including payment of the aggregate Transaction Consideration and any other payments contemplated under Section 2.3 and all fees and expenses of Parent, Merger Sub and their Affiliates in connection with the Transactions, including the Merger. Each of Parent and Merger Sub acknowledges that the obligations of Parent and Merger Sub under this Agreement are not contingent upon or subject to any conditions regarding Parent’s and Merger Sub’s ability to obtain financing for the consummation of the Transactions, including the Merger. Parent and Merger Sub expressly agree and acknowledge that their obligations hereunder, including Parent’s and Merger Sub’s obligations to consummate Transactions, including the Merger, are not subject to, or conditioned on, Parent’s or Merger Sub’s receipt of any financing.

Section 4.11          Solvency. None of Parent, Merger Sub or Ultimate Parent is entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, Ultimate Parent or any of their respective Subsidiaries (which, for purposes of this Section 4.11, shall include the Company and its Subsidiaries). Each of Parent and Merger Sub is Solvent as of the date hereof and assuming (a) the representations and warranties in ARTICLE III are true and correct in all respects and (b) the Company and its Subsidiaries, taken as a whole, are Solvent immediately prior to the Effective Time, each of Parent and the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement, be Solvent at and immediately after the Effective Time. As used in this Section 4.11, the term “Solvent” means, with respect to a particular date, that on such date, (a) Parent and Merger Sub, and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries, each (on a consolidated and stand-alone basis) are able to pay their respective indebtedness and other liabilities, contingent or otherwise, as the indebtedness and other liabilities become due in the usual course of business, (b) each of Parent and Merger Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries (each of the foregoing on a consolidated and stand-alone basis) have total assets not less than the sum of such entity’s total liabilities (on a consolidated and a stand-alone basis) and (c) each of Parent and Merger Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries (each of the foregoing on a consolidated and stand-alone basis) has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.11, the amount of any contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 4.12          Absence of Certain Agreements. As of the date hereof, there are no Contracts or commitments to enter into Contracts, in each case, to which Ultimate Parent, Parent, Merger Sub or any of their respective Affiliates is a party (a) with any member of the Company’s management or the Company’s Board of Directors that relate to the Company, any of the Company’s Subsidiaries or the transactions contemplated hereby, including the Merger or (b) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Transaction Consideration or pursuant to which any shareholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Company Superior Proposal.

Section 4.13           No Ownership of Company Common Stock. None of Ultimate Parent, Parent, Merger Sub or any of their respective Affiliates currently, or at any time in the three (3) years prior to the date of this Agreement, (a) beneficially owns or owned, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company, (b) has or had any rights to acquire any shares of Company Common Stock except pursuant to this Agreement and (c) is or was an “interested stockholder” of the Company (as such term is defined in Section 203 of the DGCL). There are no voting trusts or other agreements or understandings to which Ultimate Parent, Parent, Merger Sub or any of their respective Affiliates is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 4.14          Investment Intention. Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation will not be registered under the Securities Act or any Blue Sky Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable Blue Sky Laws or pursuant to an exemption from any such registration.

Section 4.15          No Other Representations and Warranties; Disclaimers. Except for the representations and warranties expressly contained in ARTICLE III or in the certificate delivered pursuant to Section 6.2(d), each of Parent and Merger Sub agrees and acknowledges, for itself and on behalf of Ultimate Parent, that neither the Company nor any Person on behalf of the Company is making or has made, and each of Parent and Merger Sub hereby agrees it is not relying upon, any other express or implied representation or warranty or statement (including with respect to the accuracy or completeness thereof) with respect to the Company, any of its Subsidiaries or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects or with respect to any other information provided or made available to Ultimate Parent, Parent or Merger Sub in connection with the Transactions, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information.  The provisions of this Section 4.15 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Person contemplated hereby.

ARTICLE V
COVENANTS AND AGREEMENTS

Section 5.1            Conduct of Business.

(a)        During the period from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except (i) as may be prohibited or required by applicable Law, (ii) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as may be required or expressly permitted (but for this Section 5.1) by this Agreement or (iv) as set forth in Section 5.1(a) of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to (A) conduct the businesses of the Company and its Subsidiaries in the ordinary course of business, (B) maintain its corporate existence in good standing pursuant to applicable Law, (C) keep available, in all material respects, the services of its current officers and employees, taken as a whole, and (D) preserve, in all material respects, the goodwill and current relationships with its customers, suppliers, distributors, partners, lessors, creditors, contractors and other Persons with whom the Company or any of its Subsidiaries has business relations, taken as a whole; provided, however, that no failure by the Company or any of its Subsidiaries to take any action prohibited by any provision of Section 5.1(b) shall constitute a breach under this Section 5.1(a).

(b)          During the period from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except (1) as may be required by applicable Law, (2) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (3) as may be required or expressly permitted by this Agreement or (4) as set forth in the corresponding clause of Section 5.1(b) of the Company Disclosure Letter, the Company and its Subsidiaries shall not:

 (i) amend or otherwise change the Company Organizational Documents or the Subsidiary Organizational Documents or otherwise take any action to exempt any Person from any provisions of the Company Organizational Documents or Subsidiary Organizational Documents;

 (ii) (A) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except for dividends or distributions by any direct or indirect wholly owned Subsidiary of the Company to the Company or to any other direct or indirect wholly owned Subsidiary of the Company, (B) adjust, split, combine, subdivide or reclassify any of its capital stock or issue or propose or authorize the issuance of any of its capital stock or any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock, except with respect to the capital stock or securities of any direct or indirect wholly owned Subsidiary of the Company, in connection with transactions among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries, or (C) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries, or any other equity interests or any rights, warrants or options to acquire any such shares or interests, except (1) for acquisitions, or deemed acquisitions, of shares of Company Common Stock or other equity securities of the Company in connection with forfeitures of Company Options, Company RSU Awards or Company PSU Awards, the exercise of Company Options or in connection with the vesting or settlement of Company PSU Awards, Company RSU Awards or Company DSU Awards (including in satisfaction of any amounts required to be deducted or withheld under applicable Law), in each case, outstanding as of the date of this Agreement or awarded after the date of this Agreement in accordance with the terms of this Agreement, or (2) with respect to the capital stock or securities of any Subsidiary, in connection with transactions among the Company and one or more of its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries;

 (iii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security), except for (A) the issuance of shares of Company Common Stock pursuant to Contracts in effect prior to the execution and delivery of this Agreement, (B) the issuance of shares of Company Common Stock in connection with the exercise of Company Options or the vesting or settlement of Company PSU Awards, Company RSU Awards or Company DSU Awards, in each case, outstanding as of the date of this Agreement or awarded after the date of this Agreement as set forth on Section 5.1(b)(iii) of the Company Disclosure Letter, or in connection with the Final Offering under the ESPP, (C) issuances by a wholly owned Subsidiary of the Company of capital stock to such Subsidiary’s parent, the Company or another wholly owned Subsidiary of the Company, (D) Liens granted by the Company and its Subsidiaries in connection with the Credit Agreement, or (E) any issuance, sale or other disposition of capital stock or other securities of any Subsidiary of the Company to the Company or another Subsidiary of the Company;

 (iv) (A) merge or consolidate with any other Person, (B) acquire any material assets or properties from or make any material investment in (whether through the acquisition of stock, assets or otherwise) any other Person (excluding Subsidiaries of the Company), except in any such case for (1) acquisitions of inventory, equipment and other assets in the ordinary course of business, or (2) any capital expenditures permitted by Section 5.1(b)(vi) or (C) enter into any joint venture, partnership, limited liability corporation, strategic alliance, joint development or similar arrangement with any Person;

 (v) sell, lease, license, subject to a Lien, except for a Permitted Lien or any Liens granted by the Company and its Subsidiaries in connection with the Credit Agreement, or otherwise dispose of any material assets, product lines or businesses of the Company or any of its Subsidiaries (including capital stock or other equity interests of any Subsidiary), except (A) sales, leases or licenses of inventory, equipment and other assets in the ordinary course of business, (B) dispositions of obsolete inventory, equipment and other assets consistent with past practice, or (C) sales, leases, licenses or other dispositions to the Company or any of its Subsidiaries;

 (vi) make, authorize or commit to make capital expenditures except (A) for the Company’s 2025 fiscal year, in accordance with the capital expenditures budget of the Company that was made available to Parent and is set forth in Section 5.1(b)(vi)(A) of the Company Disclosure Letter (the “CapEx Budget”) plus a 5% variance, and (B) for the Company’s 2026 fiscal year, in accordance with the projections of the Company that were made available to Parent and are set forth in Section 5.1(b)(vi)(B) of the Company Disclosure Letter (the “Projections”) plus a 5% variance;

 (vii) waive, cancel, forgive, release, settle or assign any material Indebtedness (other than Indebtedness solely among the Company and its wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries) owed to the Company or any of its Subsidiaries or any material claims held by the Company or any of its Subsidiaries against any other Person, other than (A) in the ordinary course of business, or (B) settlements permitted by Section 5.1(b)(x);

 (viii) (A) make any loans, advances or capital contributions to any other Person (except with respect to advancement or indemnification of expenses or losses incurred by a Company Indemnified Party) in excess of $500,000 in any twelve (12) month period; (B) create, incur, guarantee or assume any Indebtedness for borrowed money in excess of $1,000,000 in the aggregate, except for, in the case of each of clause (A) and clause (B), (1) transactions among the Company and its direct or indirect wholly-owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries, (2) net borrowings under the revolving credit facility of the Credit Agreement that do not exceed $110,000,000 in the aggregate, (3) letters of credit, surety bonds, security time deposits, guarantees of Indebtedness for borrowed money or similar instruments issued in the ordinary course of business, (4) Indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing Indebtedness and in amounts not materially in excess of such existing Indebtedness and on terms and conditions as or more favorable to the Company than such existing Indebtedness, (5) any hedging, swap or similar arrangement entered into in the ordinary course of business, or (6) the entry into capitalized lease obligations (other than a Lease) in the ordinary course of business or (C) waive, cancel, forgive, release, settle or assign any material debts of any Person to the Company or any of its Subsidiaries or any material claims or rights of value (except for waivers, cancellations, forgiveness, releases, settlement or assignments in the ordinary course of business that are not material to the Company and its Subsidiaries taken as a whole);

 (ix) except as required by Contracts in effect prior to the date of this Agreement or Company Benefit Plans in effect prior to the date of this Agreement, (A) increase the compensation or other benefits payable or provided to any Company Service Provider, except as set forth on Section 5.1(b)(ix) of the Company Disclosure Letter; (B) enter into any employment, change of control, severance or retention agreement with any employee of the Company (except (1) for a change in control agreement with an employee who has been hired in accordance with this Agreement to replace a similarly situated employee who was party to such an agreement on substantially the same terms as the replaced employee’s agreement, and (2) for severance agreements entered into with employees in the ordinary course of business in connection with terminations of employment, which shall provide for the payment of severance benefits no greater than those set forth on Section 5.1(b)(ix)(3) of the Company Disclosure Letter and that are paid in consideration for a general release of claims in favor of the Company); (C) except as permitted pursuant to clause (B) above, establish, adopt, enter into, amend or terminate any Company Benefit Plan, except for Company Benefit Plans that provide health and welfare benefits that would not result in a material increase in cost to the Company; (D) establish, adopt, enter into, amend or terminate any collective bargaining agreement or other labor union contract; (E) hire, promote or terminate (other than for cause) any Company Service Provider with a title of Senior Vice President or higher; (F) take any action to accelerate the vesting of, or payment of, any compensation or benefit under any Company Benefit Plan or (G) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan;

 (x) other than in respect of claims, liabilities or obligations in connection with any stockholder litigation against the Company or its officers, directors, employees and Representatives relating to this Agreement, the Merger or the Transactions which shall be subject to Section 5.14 and not this Section 5.1(b)(x), (A) settle or compromise any Proceeding brought (or threatened to be brought) against the Company or its Subsidiaries for any monetary settlements or compromises involving more than $500,000 individually or $1,500,000 in the aggregate (in excess of payments funded by insurance carriers) or (2) enter into any Order or similar restraint or form of equitable relief with respect to any Proceeding in settlement of any Proceeding or audit that would impose any material restriction on the operations of the business of the Company and its Subsidiaries or other material behavioral or non-monetary remedy on the Company and its Subsidiaries (other than a non-monetary remedy that is purely incidental to a monetary settlement);

 (xi) except in the ordinary course of business, (A) materially amend, terminate or otherwise materially modify any Company Material Contract, (B) waive, release or assign (other than to a Subsidiary of the Company) any material right under any Company Material Contract, or (C) enter into (1) any Lease for (aa) office space, distribution centers, warehousing, manufacturing or logistics space or (bb) any retail store location the annual base rent (excluding, for the avoidance of doubt, utilities and other occupancy costs) for which is in excess of $165,000, or (2) any Contract that would have been required to be set forth in Section 3.14(a) of the Company Disclosure Letter (other than pursuant to Section 3.14(a)(xii)) if it had been in effect on the date hereof;

 (xii) alter or amend in any material respect any existing accounting methods, principles or practices, except as may be required by GAAP or applicable Law;

 (xiii) change in any material respect the policies or practices regarding accounts receivable or accounts payable or fail to manage working capital in accordance with past practice;

 (xiv) voluntarily terminate, cancel, amend or modify any material insurance coverage policy maintained by the Company or any of its Subsidiaries that is not concurrently replaced by a comparable amount of insurance coverage, other than renewals in the ordinary course of business;

 (xv) enter into any Contract or exercise any right to purchase, acquire (including any option to acquire), sell or transfer real property;

 (xvi)  (A) make, change or revoke any material Tax election or material tax method of accounting, (B) amend any material Tax Return, (C) surrender any claim for a refund of material Taxes, (D) enter into any closing agreement with respect to any material Tax, (E) waive or extend any statute of limitation with respect to a material amount of Taxes or (F) settle or compromise any material income Tax claim or assessment, in each case, except (1) in the ordinary course of business or (2) to the extent not in excess of reserves established on the consolidated balance sheet of the Company;

 (xvii) (A) sell, assign, transfer or license any Company Intellectual Property or grant to any Person any covenant not to sue, immunity, authorization, release or other right with respect to any Company Intellectual Property, in each case, except for sale of inventory or products, the granting of Incidental Licenses, and the licensing of Company Software to end-users in the ordinary course of business, or (B) otherwise permit any Company Intellectual Property to become subject to any Lien, except for Permitted Liens;

 (xviii) fail to pay any filing, prosecution, maintenance or other fee or file any document, response to office action or other filing in connection with any material Company Registered Intellectual Property when due, except for intentional cancellations and abandonments in the ordinary course of business;

 (xix) incorporate, embed, combine, link to, or distribute any Open Source Software into or with any Company Software or otherwise use any Open Source Software in a manner that would require any source code for any Company Software to be disclosed, licensed (in object or source code form), publicly distributed, or provided for a nominal fee or dedicated to the public, other than as set forth in Section 3.15(g) of the Company Disclosure Letter;

 (xx) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 in the Company SEC Documents;

 (xxi) amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material Permits of the Company;

 (xxii) voluntarily commence, voluntarily participate or agree to commence or participate in any bankruptcy, complete or partial liquidation, dissolution, restructuring, recapitalization, winding up or other reorganization of the Company or any of its Subsidiaries; or

 (xxiii) enter any Contract, or otherwise agree or commit to take any of the foregoing actions.

Section 5.2           Access.

(a)          The Company shall, and shall cause its Subsidiaries, and shall direct its and their Representatives to, upon reasonable advance notice, afford Parent and its Representatives (at Parent’s and its Representatives’ sole cost and expense) reasonable access during normal business hours, throughout the period prior to the Effective Time, in a manner that does not unreasonably interfere with the business or create unreasonable risk of damage to the assets or property, of the Company or any of its Subsidiaries, to personnel, properties, Contracts, books and records (other than any of the foregoing that relate to the negotiation and execution of this Agreement, the process that led to the negotiation and execution of this Agreement or, subject to the disclosure requirements of Section 5.6, any Company Takeover Proposal), and, during such period, the Company shall, and shall cause its Subsidiaries, and shall direct its and their Representatives to, without limitation to the preceding obligations, make available to Parent subject to the same terms and conditions all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company will be permitted to redact any information or documentation provided to the extent that such information or documentation includes competitively or commercially sensitive information in the reasonable and good faith judgment of the Company; and, provided, further, that the Company may implement clean team procedures or otherwise restrict the foregoing access to those Persons who have entered into or are bound by a confidentiality agreement with it. Notwithstanding the foregoing, the Company shall not be required to provide access to or make available to any Person any document or information that, in the reasonable and good faith judgment of the Company, (i) would violate, in any material respect, any of its obligations with respect to any applicable Law or Order, (ii) would violate any of its material obligations with respect to confidentiality or the terms of any Contract or (iii) would jeopardize any attorney-client or work-product privilege; provided, that with respect to the foregoing clauses (i) through (iii) of this Section 5.2(a), the Company shall use its reasonable best efforts to (A) obtain the required consent of any such third party to provide such disclosure, (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the Company and (C) in the cases of clauses (i) and (iii), implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean team procedures, redaction (solely to the extent necessary) or entry into a customary joint defense agreement with respect to any information to be so provided, if the parties determine that doing so would reasonably permit the disclosure of such information without violating any applicable Law or Order or jeopardizing such privilege. All requests for access or information made pursuant to this Section 5.2(a) shall be directed to an executive officer or other Person designated by the Company. Notwithstanding anything to the contrary herein, the Company may satisfy its obligations set forth above by electronic means if physical access is not reasonably feasible or would not be permitted under the applicable Law.

(b)          In conducting any inspection of any properties of the Company and its Subsidiaries, Parent and its Representatives shall not conduct any environmental testing or sampling at any of the facilities or properties of the Company or any of its Subsidiaries without the prior written consent of the Company (which shall be given or withheld in the Company’s sole discretion; provided, that, with respect to a Phase I environmental site assessment report with respect to the Owned Real Property, such consent shall not be unreasonably withheld, conditioned or delayed).

(c)        No investigation by Parent or its Representatives shall affect or be deemed to modify or waive the representations and warranties of the Company set forth in this Agreement. No rights under this Section 5.2 can be exercised by Parent or any of its Representatives to prepare for, or otherwise in connection with, any Proceeding relating to this Agreement.

(d)          The Parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the Transactions shall be governed in accordance with the confidentiality agreement, dated November 5, 2023 (the “Confidentiality Agreement”), between the Company and Ultimate Parent.

Section 5.3            Preparation of the Proxy Statement.

(a)         As soon as reasonably practicable following the date of this Agreement (and in any event no later than twenty-five (25) Business Days following the date of this Agreement), the Company shall prepare and file the Proxy Statement with the SEC in preliminary form. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement.

(b)          If, prior to the expiration of the ten (10) day waiting period provided in Rule 14a-6 under the Exchange Act, the Company does not receive either (i) comments from the SEC on the preliminary Proxy Statement or (ii) notice from the SEC that it will review the preliminary Proxy Statement, then the Company shall file the definitive Proxy Statement with the SEC and cause the mailing of the definitive Proxy Statement to the Company’s stockholders to be commenced as promptly as reasonably practicable (and in any event within five (5) Business Days following such expiration).

(c)          The Company shall promptly notify Parent of the receipt of any comments from the SEC staff and of any request by the SEC staff for amendments or supplements to the Proxy Statement or for additional information, and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC staff, on the other hand, with respect to the Proxy Statement or the Merger. If the Company receives comments from the SEC staff on the preliminary Proxy Statement, (i) the Company shall respond promptly to such comments or any request from the SEC staff for amendments or supplements to the Proxy Statement, (ii) each of the Company and Parent shall use its reasonable best efforts to have the SEC advise the Company as promptly as reasonably practicable that the SEC has no further comments on the Proxy Statement, and (iii) upon being so advised, the Company shall file the Proxy Statement in definitive form with the SEC and cause the mailing of the definitive Proxy Statement to the stockholders of the Company to be commenced as promptly as reasonably practicable (and in any event within five (5) Business Days following being so advised). Except in the case of a filing, amendment or supplement to the Proxy Statement in connection with a Company Adverse Recommendation Change or any dispute between the Parties regarding this Agreement, the Merger or the other Transactions, no (1) filing of, or amendment or supplement to, the Proxy Statement, (2) other SEC filing to the extent related to Parent, Merger Sub, their Affiliates or the Transactions or (3) response to any comment from the SEC with respect thereto shall be made by the Company, without (x) the Company providing Parent and its counsel a reasonable opportunity (as far in advance of such filing or response as reasonably practicable and, in the case of the preliminary proxy statement, at least five (5) Business Days in advance of filing) to review and comment thereon (it being understood that Parent and its counsel shall provide any comments thereon as promptly as reasonably practicable) and (y) the Company considering any such comments in good faith.

(d)         If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other Parties hereto and, subject to the last sentence of Section 5.3(c), the Company shall prepare, promptly file with the SEC and, to the extent required by Law, disseminate to the stockholders of the Company an appropriate amendment or supplement describing such information.

(e)        Unless a Company Adverse Recommendation Change has been made, the Company shall include the Company Board Recommendation in the Proxy Statement filed in preliminary form and the Proxy Statement filed in definitive form.

(f)           The Company shall cause the Proxy Statement to comply as to form in all material respects with applicable Law, including the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, and the rules of the Nasdaq.

Section 5.4           Stockholders Meeting; Company Board Recommendation. As promptly as reasonably practicable after the SEC advises that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement, the Company, acting through its Board of Directors or any committee thereof, and in accordance with applicable Law and the rules and regulations of Nasdaq, shall, subject to Section 5.6, establish a record date for, duly call, give notice of, convene and, within twenty-five (25) Business Days following the mailing of the Proxy Statement (unless otherwise agreed to in writing by Parent and the Company), hold a meeting of the stockholders of the Company for the purpose of seeking the Company Stockholder Approval (the “Company Stockholder Meeting”) and shall, unless a Company Adverse Recommendation Change has been made, use its reasonable best efforts to solicit proxies from the stockholders of the Company and obtain the Company Stockholder Approval; provided, however, that the Company shall be permitted to (and, in the case of the following clauses (b) and (c), shall, at Parent’s request) adjourn, delay or postpone convening the Company Stockholder Meeting from time to time (a) with the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (b) if, as of the time for which the Company Stockholder Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholder Meeting, (c) if, as of the time for which the Company Stockholder Meeting is scheduled, there are insufficient shares of Company Common Stock with respect to which proxies have been submitted to vote in favor of the adoption of this Agreement to obtain the Company Stockholder Approval, (d) if, in the good faith judgment of the Company Board of Directors (after consultation with its outside legal counsel), failure to adjourn, delay or postpone the Company Stockholder Meeting would be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Law, or (e) if, in the good faith judgment of the Company Board of Directors (after consultation with its outside legal counsel), additional time is necessary for the filing and mailing of any supplemental or additional disclosure reasonably likely to be necessary or appropriate under applicable Law to be disseminated and reviewed by the stockholders of the Company prior to the Company Stockholder Meeting. In furtherance of the foregoing, (i) as promptly as practicable after the date hereof, the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act and (ii) the Company shall keep Parent reasonably informed on a reasonably current basis, and promptly upon Parent’s request, of the status of its efforts to solicit and obtain the Company Stockholder Approval. The Company shall permit Parent and its Representatives to attend the Company Stockholder Meeting. Notwithstanding anything in this Agreement to the contrary, the Company may not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) or except as expressly required by an Order, postpone or adjourn the Company Stockholders Meeting for a period of more than 10 Business Days on any single occasion or, on any occasion, to a date after the earlier of (x) 30 Business Days after the date on which the Company Stockholders Meeting was originally scheduled and (y) 5 Business Days before the End Date. Without the prior written consent of Parent, the matters contemplated by the Company Stockholder Approval, the stockholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act, and adjournment shall be the only matters (other than matters of procedure and matters required by or advisable under applicable Law to be voted on by the Company’s stockholders in connection therewith) that the Company shall propose to be voted on by the stockholders of the Company at the Company Stockholders Meeting. Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the Company under this Section 5.4 shall continue in full force and effect.

Section 5.5            Financing Cooperation.

(a)          Cooperation.  The parties hereto acknowledge that Parent and Merger Sub, or one or more of their Affiliates, may attempt to arrange third party debt financing (including one or more asset backed loans) in connection with the Merger and the transactions contemplated by this Agreement, including in connection with their the ownership and operation of the Company’s business at and following the Closing (the “Debt Financing”). If Parent so chooses to seek the Debt Financing, the Company will use, and will cause each of its Subsidiaries to use, commercially reasonable efforts to provide Parent and Merger Sub (or any of their Affiliates) with such cooperation as is reasonably requested by Parent or Merger Sub, including with respect to the following:

(i) upon reasonable advance notice, participating (and causing senior management and, as reasonably requested by Parent, other Representatives of the Company to participate) in a reasonable and limited number of meetings, presentations, and due diligence sessions with the Debt Financing Sources in respect of the Debt Financing;

(ii) solely with respect to financial information and data derived from the Company’s historical books and records, assisting Parent with providing information reasonably required in connection with the preparation of pro forma financial information and pro forma financial statements to the extent customarily provided by companies of similar size and industries in connection with transactions similar to the Debt Financing and as may reasonably be required by the Debt Financing Sources, it being agreed that the Company will not be required to provide any information or assistance relating to (A) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing; (B) any post-Closing or pro forma cost savings or synergies;

(iii) assisting Parent in connection with the preparation and registration of (but not executing) any pledge and security documents, currency or interest hedging arrangements and other definitive financing documents as may be reasonably requested by Parent or the Debt Financing Sources, and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not be recorded or take effect until the Effective Time;

(iv) furnishing Parent, Merger Sub and the Debt Financing Sources, as promptly as practicable, with such financial and other pertinent information regarding the Company and its Subsidiaries (including information regarding the business, operations and financial projections thereof) to the extent customarily provided by companies of similar size and industries in connection with transactions similar to the Debt Financing and as may reasonably be requested by Parent to assist in the preparation of a customary confidential information memorandum or other customary information documents used in financings of the type contemplated by the Debt Financing;

(v) cooperate with Parent to obtain reasonable and customary corporate and facilities credit ratings;

(vi) provide reasonable access, assistance and cooperation and any related reasonable access and information necessary for (A) completion of field exams and audits and (B) inventory appraisals and asset valuations of the Company and its Subsidiaries, on an entity-basis and divided by each asset class as reasonably required in connection with debt financings similar to the Debt Financing, including details on fixed asset registers, inventories, accounts receivable and accounts payable of Company and its Subsidiaries, each, on an entity-by-entity basis and divided by each asset class;

(vii) taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing;

(viii) furnishing Parent and the Debt Financing Sources with documentation and other information about the Company and its Subsidiaries as is reasonably requested by Parent, at least three (3) Business Days prior to Closing, or such earlier date that is reasonably requested by the Debt Financing Sources, in accordance with the reasonable and customary requirements of the Debt Financing Sources relating to applicable “know your customer” and anti-money laundering rules and regulations;

(ix) furnishing stock certificates and any other collateral to be pledged to the extent held by the Company or its Subsidiaries in connection with the Debt Financing; and

(x) with respect to any existing Indebtedness of the Company and its Subsidiaries, either, at the option of the Parent, (i) obtaining any required consents, waivers or approvals pursuant to such existing Indebtedness or (ii) obtaining draft payoff letters, lien terminations and instruments of discharge no later than three (3) Business Days prior to Closing and furnishing such customary payoff letters, lien terminations and instruments of discharge at Closing (A) indicating the amount required for the payoff, discharge and termination in full on the Closing Date of such Indebtedness and liens thereunder which are required to be terminated and released substantially concurrently with the Closing or releasing the obligations of the Company and its Subsidiaries thereunder, (B) if such Indebtedness is secured by any liens, agreeing to release such liens upon receipt of the payoff amount, and (C) agreeing to release stock certificates and any other relevant collateral pledged by the Company or its Subsidiaries.

(b)          Obligations of the Company. Nothing in this Section 5.5 or any other provision of this Agreement will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or any other Contract, provide any additional security or guaranties or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement by or on behalf of Parent; (ii) enter into any definitive agreement or distribute any cash (in the case of the definitive agreements, to the extent any such agreement is effective prior to the Effective Time, or that would be effective if the Closing does not occur and other than customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors); or (iii) take any action that, in the good faith determination of the Company, would interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. In addition, (A) no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, (B) neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time, and (C) any bank information memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Surviving Corporation or its Subsidiaries as the obligors. Nothing in this Section 5.5 will require (1) any Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action under this Section 5.5 that could reasonably be expected to result in personal liability to such Representative, (2) the Company Board of Directors to approve any financing or Contracts related thereto that are effective prior to the Effective Time, (3) the Company or any of its Subsidiaries to take any action that would conflict with or violate its Organizational Documents or any applicable Laws or result in a violation of breach of, or default under, any agreement to which the Company or any of it is Subsidiaries is a party, and (4) the Company and its Subsidiaries to provide any information (aa) the disclosure of which is prohibited or restricted under applicable Law or any agreement binding on the Company or any of its Subsidiaries or (bb) where access to such information (i) would jeopardize any attorney-client privilege, work product doctrine or other privilege applicable to such information; or (ii) would violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate the rights pursuant to, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is otherwise bound.

(c)          Use of Logos. The Company consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos are used (i) solely in a manner that is not intended to or likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; (ii) solely in connection with a description of the Company, its business and products or the Merger and (iii) in a manner consistent with the other terms and conditions that the Company reasonably imposes.

(d)          Confidentiality. All non-public or other confidential information provided by the Company, any of its Subsidiaries or any of their respective Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any Debt Financing Sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto or (ii) are subject to other confidentiality obligations reasonably satisfactory to the Company and of which the Company is a beneficiary.

(e)        Reimbursement. Promptly upon request by the Company, Parent will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or its Subsidiaries prior to the Closing in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.5.

(f)           Indemnification. The Company, its Subsidiaries and their respective Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Debt Financing pursuant to this Agreement or the provision of information utilized in connection therewith.

(g)        No Financing Condition. Parent and Merger Sub each acknowledge and agree that obtaining the Debt Financing is not a condition to the Closing. If the Debt Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in ARTICLE VII, to consummate the Merger. In furtherance of the foregoing, the Company will have the option of having an appropriate senior officer of the Company provide any solvency certificate required or requested to be provided by any of the Debt Financing Sources in connection with the Closing or otherwise.

Section 5.6            No Solicitation.

(a)        Except as otherwise permitted by this Section 5.6, the Company shall, and shall cause each of its Subsidiaries and the respective directors and officers of the Company and each Subsidiary, and shall instruct and use its reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries: (i) to immediately cease and cause to be terminated any solicitation, discussions or negotiations with any Persons (other than Ultimate Parent, Parent, Merger Sub and their respective Representatives) conducted heretofore with respect to a Company Takeover Proposal or any inquiry, discussion, proposal or request that would reasonably be expected to lead to a Company Takeover Proposal, (ii) to promptly (and in any event within two (2) Business Days following the date hereof) terminate all access granted to any Person (other than Ultimate Parent, Parent, Merger Sub and their Representatives) to any physical or electronic dataroom, in each case, with respect to a Company Takeover Proposal, (iii) to promptly (and in any event within two (2) Business Days following the date hereof) request in writing that any third party that has previously executed a confidentiality or similar agreement promptly return to the Company or destroy all non-public information previously furnished to such third party or any of its Representatives by or on behalf of the Company or its Representatives in accordance with and subject to the terms of such agreement and (iv) not to, directly or indirectly (including through intermediaries), (A) solicit, initiate or propose the making, submission or announcement of, or knowingly encourage or knowingly facilitate (including by way of furnishing non-public information relating to the Company or any of its Subsidiaries or affording access to the business, properties, assets, books, records or personnel of the Company or any of its Subsidiaries) the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (B) conduct, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with, or for the purpose of knowingly encouraging or knowingly facilitating, a Company Takeover Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring Person to this Section 5.6), (C) approve, adopt, endorse, declare advisable or recommend (or publicly propose to do any of the foregoing with respect to) a proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (D) execute or enter into any letter of intent, agreement in principle, acquisition agreement, merger agreement, joint venture agreement or similar Contract (whether written, oral, binding or non-binding) with respect to a Company Takeover Proposal (other than an Acceptable Confidentiality Agreement) or (E) grant any waiver, amendment or release (to the extent not automatically waived, amended or released upon announcement of, or entering into, this Agreement) of any third party under any standstill or confidentiality agreement; provided, that, notwithstanding the foregoing, the Company shall be permitted to grant a waiver of any “standstill” or similar obligation of any third party with respect to the Company or any of its Subsidiaries to allow such third party to make a Company Takeover Proposal. None of the foregoing shall prohibit the Company or its Representatives from contacting any Person or group of Person that has made a Company Takeover Proposal after the date hereof solely to ascertain the facts or request clarification of the terms and conditions thereof so as to determine whether the Company Takeover Proposal constitutes or would reasonably be expect to lead to a Company Superior Proposal or to request that any Company Takeover Proposal made orally be in writing, and any such actions shall not be a breach of this Section 5.6.

(b)          Notwithstanding anything to the contrary contained in this Agreement, if, at any time after the date of this Agreement and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives a bona fide written Company Takeover Proposal from any Person, which did not result from a breach of this Section 5.6, and if the Company Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal and that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company, its Subsidiaries and their respective Representatives may (i) furnish information with respect to the Company and its Subsidiaries to the Person who has made such Company Takeover Proposal, including non-public information, if the Company receives from such Person an executed confidentiality agreement containing terms that are not less restrictive in the aggregate to the other party than those contained in the Confidentiality Agreement (it being understood and agreed that (A) such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making or amendment of a Company Takeover Proposal, and (B) competitively sensitive information provided to any such Person who is a competitor of the Company or any of its Subsidiaries will only be provided in a separate “clean team data room” and subject to customary “clean team” arrangements regarding access to such information) (such confidentiality agreement, an “Acceptable Confidentiality Agreement”); provided, that the Company shall promptly, and in any event within twenty-four (24) hours following the delivery to such Person, make available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such Person or its Representatives unless such non-public information has been previously provided to Parent and (ii) engage in or otherwise participate in discussions or negotiations with the Person making such Company Takeover Proposal, its Representatives and any prospective debt and equity financing sources regarding such Company Takeover Proposal. In addition to the Company’s obligations pursuant to Section 5.6(c), the Company shall promptly (and in any event within twenty-four (24) hours) notify Parent and Merger Sub if the Company commences furnishing non-public information or commences discussions or negotiations as provided in this Section 5.6(b).

(c)          The Company shall promptly (and in no event later than twenty-four (24) hours after receipt) notify Parent in writing in the event that the Company or any of its Representatives receives a Company Takeover Proposal or any inquiry, discussion, proposal or request that would reasonably be expected to lead to any Company Takeover Proposal, including the identity of the Person making the Company Takeover Proposal or such inquiry, discussion, proposal or request and the material terms and conditions thereof (including, if applicable, copies of any written requests, proposals or offers, including proposed term sheets and agreements relating thereto). The foregoing obligations on the part of the Company shall apply with respect to any and all amended, revised or subsequent Company Takeover Proposals and inquiries, proposals or requests, and the Company shall keep Parent reasonably informed, on a prompt basis (and in any event within twenty-four (24) hours of any material developments), of the status and terms of any such Company Takeover Proposal or inquiry, discussion, proposal or request and the status of any discussions or negotiations related thereto (including any material amendments or proposed amendments as to the price, form of consideration, and other material terms of any such Company Takeover Proposal or inquiry, discussion, proposal or request). The Company agrees that it and its Subsidiaries will not enter into any agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 5.6.

(d)          Except as permitted by this Section 5.6, the Company Board of Directors shall not (i)(A) fail to include the Company Board Recommendation in the Proxy Statement when disseminated to the Company’s stockholders or in any other material press release or written communication to the Company’s stockholders in connection with the Company Stockholder Meeting, (B) withhold, withdraw, qualify or modify (or authorize or publicly propose to withhold, withdraw, qualify or modify), in any such case, in a manner adverse to Parent, the Company Board Recommendation, (C) publicly make any recommendation in support of a tender offer or exchange offer that constitutes a Company Takeover Proposal or fail to recommend against any such tender offer or exchange offer within ten (10) Business Days after the commencement of such offer or fail to maintain at any time such a recommendation against such offer at any time before the expiration or withdrawal of such offer, (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, to stockholders of the Company a Company Takeover Proposal, (E) fail to publicly recommend against any Company Takeover Proposal or fail to publicly reaffirm the Company Board Recommendation, in each case, within ten (10) Business Days after Parent so requests in writing following a publicly announced Company Takeover Proposal (it being understood that the Company will have no obligation to make such reaffirmation more than once with respect to any particular Company Takeover Proposal or any material publicly announced or disclosed amendment or modification thereto), (F) make any public statement that is expressly inconsistent with the Company Board Recommendation, or (G) agree, or publicly propose to agree, to take any of the foregoing actions (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding or agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement) with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement) (a “Company Acquisition Agreement”).

(e)        Notwithstanding anything to the contrary contained in this Agreement, prior to, but not after, obtaining the Company Stockholder Approval, following receipt of a bona fide written Company Takeover Proposal from any Person, which did not result from a breach of this Section 5.6 and has not been withdrawn, the Company Board of Directors may, in respect of a Company Superior Proposal, either or both (i) make a Company Adverse Recommendation Change or (ii) terminate this Agreement in accordance with Section 7.1(f) in order to enter into a definitive agreement for such Company Superior Proposal (in each case, if and only if, prior to taking such action, the Company Board of Directors has determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes a Company Superior Proposal and that failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law); provided, however, that, prior to taking either such action, (A) the Company has given Parent at least four (4) Business Days’ prior written notice of its intention to take such action, including the terms and conditions of, and the identity of the Person making, any such Company Superior Proposal and has contemporaneously provided to Parent an unredacted copy of the Company Superior Proposal or any proposed Company Acquisition Agreements (including any related schedules, appendices, exhibits and amendments and financing commitments relating thereto), (B) to the extent requested in writing by Parent, the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such four (4) Business Day period concerning any revisions to the terms of this Agreement proposed by Parent, (C) following the end of such four (4) Business Days’ notice period, the Company Board of Directors shall have determined, after consultation with its financial advisor and outside legal counsel, and giving due consideration in good faith to the revisions to the terms of this Agreement to which Parent has committed in writing, that the relevant Company Takeover Proposal would nevertheless continue to constitute a Company Superior Proposal (assuming the revisions committed to by Parent in writing were to be given effect) and that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, and (D) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Company Superior Proposal following delivery of a notice under clause (A) above, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (except that the four (4) Business Day notice period referred to above shall instead be equal to the longer of (1) the remainder of the four (4) Business Day period imposed by clause (A) above and (2) two (2) Business Days) during which time the Company shall be required to comply with the requirements of this Section 5.6(e) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into any Company Acquisition Agreement unless this Agreement has been, or is concurrently, terminated in accordance with Section 7.1 and, if applicable, the Company Termination Fee is paid in the manner provided in Section 7.3.

(f)          Notwithstanding anything to the contrary contained in this Agreement, other than in connection with a Company Takeover Proposal, the Company Board of Directors may, at any time prior to, but not after, obtaining the Company Stockholder Approval, make a Company Adverse Recommendation Change in response to an Intervening Event if, prior to taking such action, the Company Board of Directors has determined in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that, prior to taking such action, (i) the Company has given Parent at least four (4) Business Days’ prior written notice of its intention to take such action, and specifying in reasonable detail the underlying facts giving rise to the Intervening Event and the reasons for which the Company Board of Directors is proposing to effect a Company Adverse Recommendation Change, (ii) to the extent requested in writing by Parent, the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such four (4) Business Day period concerning any revisions to the terms of this Agreement proposed by Parent, and (iii) following the end of such four (4) Business Day period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement to which Parent has committed in writing, and shall have determined, after consultation with its financial advisor and outside legal counsel (assuming the revisions committed to by Parent in writing were to be given effect), that the failure to make a Company Adverse Recommendation Change is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law.

(g)          Nothing contained in this Section 5.6 shall prohibit the Company or the Company Board of Directors from complying with its disclosure obligations under United States federal or state Law with regard to a Company Takeover Proposal, including (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation MA promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act if, in either case, the Company Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to do so is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law or obligations of the Company or the Company Board of Directors under applicable federal securities Law; provided, however, that this Section 5.6(g) shall not permit the Company Board of Directors to effect a Company Adverse Recommendation Change except to the extent otherwise permitted by this Section 5.6.

Section 5.7            Employee Matters.

(a)          Until the first anniversary of the Effective Time (the “Benefits Continuation Period”), the Surviving Corporation shall provide, or cause to be provided, for those employees of the Company and its Subsidiaries who continue as employees of the Surviving Corporation or any of its Subsidiaries during all or a portion of the Benefits Continuation Period (the “Continuing Employees”), (i) target compensation levels (consisting of base salary and target bonus and other incentive (including equity-based) compensation opportunities) with respect to each Continuing Employee that shall not be materially less favorable in the aggregate than the compensation (consisting of base salary and target bonus and other incentive (including equity-based) compensation opportunities) provided by the Company or the applicable Subsidiary to such Continuing Employee immediately prior to the Effective Time (provided that the forms of any such compensation (cash or equity) may differ from the forms provided prior to the Effective Time) and (ii) employee benefits with respect to each Continuing Employee that are substantially comparable in the aggregate to either, at Parent’s election, (A) the employee benefits provided by Parent and its Subsidiaries (other than the Surviving Corporation) to similarly situated employees of U.S.-based Subsidiaries of Parent and its Subsidiaries or (B) the employee benefits provided by the Company or the applicable Subsidiary to such Continuing Employee immediately prior to the Effective Time; provided, however, that no severance, defined benefit pension, non-qualified deferred compensation, post-retirement medical or welfare, retention, change in control or other special or non-recurring compensation or benefits provided prior to the Closing Date shall be taken into account for purposes of clause (i) or (ii) of this Section 5.7(a).  Nothing herein shall be deemed to be a guarantee of employment for any current or former employee of the Company or any of its Subsidiaries, or, other than as provided in any applicable employment agreement or other Contract, to restrict the right of Parent or the Surviving Corporation to terminate the employment of any such employee.

(b)        The Surviving Corporation shall (i) use commercially reasonable efforts to waive, or cause to be waived, any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Corporation or any of its Affiliates in which a Continuing Employee is eligible to participate following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the Effective Time under the analogous Company Benefit Plan in which such Continuing Employee participated, (ii) use commercially reasonable efforts to provide, or cause to be provided, each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements, and (iii) recognize, or cause to be recognized, service prior to the Effective Time with the Company or any of its Subsidiaries for purposes of eligibility to participate, vesting, determination of level of benefits and benefits accrual to the same extent such service was recognized by the Company or any of its Subsidiaries under the analogous Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time; provided, however, that no such credit shall be provided (A) to the extent that such credit would result in any duplication of benefits for the same period of service, (B) for purposes of benefit accrual under any defined benefit plan, (C) for purposes of any benefit plan that is a frozen plan or that provides benefits to a grandfathered employee population or (D) for purposes of participation in Parent’s equity-based compensation programs.

(c)          From and after the Effective Time, Parent shall honor, and shall cause its Subsidiaries to honor, in accordance with its terms, (i) each employment, change in control, severance and termination protection plan, policy or agreement of or between the Company or any of its Subsidiaries and any current or former officer, director or employee, including those identified in Section 5.7(c) of the Company Disclosure Letter, (ii) all obligations in effect as of the Effective Time under any equity-based or bonus plans, programs or agreements of the Company or any of its Subsidiaries, and (iii) all obligations in effect as of the Effective Time pursuant to outstanding retention plans, programs or agreements, and all vested and accrued benefits under any employee benefit, employment compensation or similar plans, programs, agreements or arrangements of the Company or any of its Subsidiaries. Parent and Merger Sub acknowledge that the consummation of Merger and the other Transactions will constitute a change in control of the Company under the terms of the Company’s employee plans, programs, arrangements and Contracts containing provisions triggering payment, vesting or other rights upon a change in control or similar transaction.

(d)          Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing at the Effective Time and ending ninety (90) days thereafter, not to effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN affecting in whole or in part any site of employment, facility, or operating unit of the Surviving Corporation or any of its Subsidiaries, and shall cause the Surviving Corporation and each of its Subsidiaries not to take any such action after such ninety (90) day period without complying with all provisions of WARN.

(e)          Notwithstanding any other provision of this Agreement to the contrary, Parent shall or shall cause the Surviving Corporation to provide Continuing Employees whose employment terminates during the Benefits Continuation Period with severance benefits no less favorable than the severance benefits that would have been provided in accordance with the Company’s past practices or any severance plans, policies or commitments applicable to such Continuing Employee immediately prior to the Effective Time, if any.

(f)          If requested by Parent in writing no later than ten (10) Business Days prior to the Closing Date, the Company shall take, or cause to be taken, all necessary action (including the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, effective as of no later than the day before the Closing Date, any Company Benefit Plan that is a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code  (each, a “Company 401(k) Plan”).  The Company shall provide Parent with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of the Company 401(k) Plans in advance and give Parent a reasonable opportunity to comment on such documents (which comments shall be considered by the Company in good faith), and prior to the Closing Date, the Company shall provide Parent with the final documentation evidencing that the Company 401(k) Plans have been terminated.

(g)          Nothing contained in this Agreement, whether express or implied, (i) shall be treated as an establishment, amendment or other modification of any Company Benefit Plan or any employee benefit plan of Parent or any of its Affiliates, (ii) shall create any third-party beneficiary rights in any Person, including any Company Service Provider, any participant in any Company Benefit Plan or employee benefit plan of Parent or any of its Affiliates, or any dependent or beneficiary thereof, or to continued employment by the Company, Parent, any of their respective Affiliates or otherwise or to any particular terms or conditions of employment, or (iii) subject to the requirements of this Section 5.7, shall limit the right of Parent or the Surviving Corporation or any of their Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or any other employee benefit plan of Parent or its Affiliates following the Closing Date.

Section 5.8            Regulatory Approvals; Efforts.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, Parent, Merger Sub and the Company shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to take, or cause to be taken, as promptly as practicable, all actions necessary, proper or advisable to consummate the Merger as promptly as practicable and in any event by no later than the End Date, including to use their respective reasonable best efforts to, as promptly as practicable, (i) cause all of the conditions to Closing to be satisfied, (ii) prepare and file all filings and submissions under the HSR Act, (iii) obtain all consents, approvals, Orders, actions or nonactions (including the expiration or termination of any waiting periods), waivers and clearances required under the HSR Act, and (iv) subject to obtaining the prior approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed) as to the form and content of all communications and notifications, obtain all necessary material consents or waivers from non-Governmental Entity third parties (provided, that in no event shall the Company or its Subsidiaries be obligated to pay or to commit to pay to any Person whose consent or waiver is being sought any cash or other consideration, or make any accommodation or commitment or incur any liability or other obligation to such Person in connection with such consent or waiver). In furtherance and not in limitation thereof, not later than ten (10) Business Days following the date of this Agreement, the Company and Parent shall each make an appropriate filing of a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the Merger and the other Transactions. Parent and the Company shall promptly notify the other Party of any notice or other communication from any Governmental Entity received by such Party alleging that such Governmental Entity’s consent is or may be required in connection with or as a condition to the consummation of the Merger or any other Transaction.

(b)          The Company and Parent shall use reasonable best efforts to (i) cooperate and coordinate with the other Party in the taking of the actions contemplated by Section 5.8(a), (ii) provide such assistance as the other Party may reasonably request in connection with the foregoing, including supplying the other Party with any information that the other Party may reasonably request in order to effectuate the taking of such actions, and (iii) keep the other Party reasonably and timely informed of any developments, meetings, or discussions with any Governmental Entity under any Antitrust Laws, and any inquiries or requests for additional information, from any Governmental Entity under any Antitrust Laws. If the Company or Parent receives a formal or informal request for additional information or documentary material from any Governmental Entity under any Antitrust Laws with respect to the Merger or the other Transactions, then it shall use reasonable best efforts to make, or cause to be made, as promptly as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request. In addition, to the extent practicable, none of the Parties hereto shall participate in any substantive meeting or conference (telephone, in-person or otherwise) with any Governmental Entity, or any member of the staff of any Governmental Entity, in respect of any Proceeding (including any settlement of an investigation) or other inquiry under any Antitrust Laws unless it consults with the other Party in advance and, where permitted by such Governmental Entity, allows the other Party to participate. To the extent reasonably practicable, legal counsel for Parent and for the Company shall have the right to review in advance, and will consult with the other Party on and consider in good faith the views of the other Party in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries and Representatives, that appears in any filing made with, or written materials submitted to, any third party or Governmental Entity in connection with the Merger and the other Transactions. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. Information disclosed pursuant to this Section 5.8 shall be subject to the Confidentiality Agreement. Neither Parent nor the Company shall be required to comply with any of the foregoing provisions of this Section 5.8(b) to the extent that such compliance would be prohibited by applicable Law. The Parties shall not voluntarily extend any waiting period under the HSR Act or associated with any consent of any Governmental Entity or enter into any agreement with any Governmental Entity not to consummate the Merger and the other Transactions, except with the prior written consent of the other Parties hereto.

(c)          The obligation under Section 5.8(a) to use “reasonable best efforts” shall mean that, Parent shall, and shall cause its Affiliates to, use its reasonable best efforts (i) to contest or resist, including through pursuing litigation on the merits, any Proceeding asserted or threatened by any Governmental Entity or any other Person under Antitrust Laws (including pursuing all available avenues of administrative or judicial appeal) that seeks to prevent, restrain, impede, delay, enjoin, or otherwise prohibit the consummation of the Merger or any of the other Transactions, and (ii) to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) entered, issued or threatened that would prevent, restrain, impede, delay, enjoin or otherwise prohibit the consummation of the Merger or any of the other Transactions prior to the End Date or otherwise materially delaying the Closing or delaying the Effective Time beyond the End Date.

(d)           Notwithstanding anything to the contrary in this Agreement, including in this Section 5.8:

(i) None of Parent, Merger Sub or any of their respective Affiliates (including, for the avoidance of doubt, Ultimate Parent) shall be required to (and, without the prior written consent of Parent, none of the Company or its Subsidiaries may) propose, negotiate, commit to or effect, whether by consent decree, hold separate order, trust, or otherwise, (A) the sale, divestiture, license or other disposition of any of its Subsidiaries, operations, divisions, businesses, product lines, customers or assets, (B) any limitation or modification of any of its businesses, services, products or operations of Parent or any of its Affiliates, (C) the termination, relinquishment, modification, or waiver of any of its existing relationships, ventures, contractual rights, obligations or other arrangements or (D) the creation of any relationships, ventures, contractual rights, obligations or other arrangements of Parent or any of its Affiliates (including the Company or any of its Subsidiaries after the Effective Time);

(ii) None of Parent, Merger Sub or any of their respective Affiliates (including, for the avoidance of doubt, Ultimate Parent) shall be required to commit to provide prior notice or seek prior approval from any Governmental Entity of any future transaction in order to obtain any consent, approval, Order, action or nonaction (including the expiration or termination of any waiting period), waiver or clearance in connection with the Transactions; and

(iii) Each of the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.8 as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written permission is obtained in advance from the source of the materials (the Company, Ultimate Parent or Parent, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 5.8, materials provided to the other party or its outside counsel may be redacted (1) to remove references concerning valuation or the negotiation of the terms and conditions of this Agreement, (2) as necessary to comply with contractual arrangements in place as of the date of this Agreement, and (3) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

Section 5.9          Takeover Statutes. None of Ultimate Parent, Parent, the Company or their respective Subsidiaries shall take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Statute. If any “moratorium”, “control share acquisition”, “fair price”, “supermajority”, “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Merger or any other Transactions, each of the Company, Ultimate Parent and Parent and their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 5.10         Public Announcements.  Promptly following the execution and delivery of this Agreement, each of Ultimate Parent and the Company will issue a separate initial press release (such initial press release of Ultimate Parent, the “Class 2 Announcement”) announcing the execution and delivery of this Agreement in a form reasonably acceptable to the Company (in the case of the Class 2 Announcement) and Parent (in the case of the Company’s initial press release); provided, that the Class 2 Announcement may include such information with respect to the Company and its Subsidiaries as Ultimate Parent deems necessary in good faith to fulfill the disclosure requirements of Ultimate Parent under the Listing Rules.  Other than with respect to the Class 2 Announcement and the Company’s initial press release, each of Ultimate Parent, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with one another prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Transactions and shall not issue any such public announcement, statement or disclosure without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or by the rules and regulations of Nasdaq or the London Stock Exchange, as applicable; provided, that each of the Company, Parent and Ultimate Parent may make any public statements in response to questions by the press, analysts, investors or analyst or investor calls, so long as such statements are not inconsistent with the Company’s initial press release, the Class 2 Announcement or previous statements made jointly by the Company, Parent and Ultimate Parent (or made by one Party after having consulted with the other Party); provided, further, that, subject to Section 5.6, the Company need not consult with Parent or Ultimate Parent in connection with any public announcement, statement or other disclosure with respect to any Company Takeover Proposal (including any “stop, look and listen” communication), Company Superior Proposal, Company Adverse Recommendation Change or dispute among the Parties regarding this Agreement.

Section 5.11          Indemnification and Insurance.

(a)        From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted by applicable Law, each present and former director and officer of the Company as of the Effective Time and any of its Subsidiaries and any other Person entitled to indemnification under the Company Organizational Documents or the Subsidiary Organizational Documents (in each case, solely when acting in such capacity) (collectively, together with their respective heirs, executors and administrators, the “Company Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of or related to the fact that such Person is or was a Company Indemnified Party and pertaining to matters existing or occurring or actions or omissions taken at or prior to the Effective Time, including (i) the Transactions, and (ii) actions to enforce this Section 5.11 and any other indemnification or advancement right of any Company Indemnified Party, and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, also advance expenses to the Company Indemnified Parties as incurred to the fullest extent permitted by applicable Law; provided, that, to the extent required by applicable Law, the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and nonappealable judicial determination that such Company Indemnified Party is not entitled to indemnification.

(b)          All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Company Indemnified Party or as provided in the Company Organizational Documents or the Subsidiary Organizational Documents or any indemnification agreements in existence as of the date hereof between such Company Indemnified Party and the Company or any of its Subsidiaries, shall survive the Transactions and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of such Company Indemnified Parties.

(c)           Prior to the Effective Time, the Company may and, if the Company does not, Parent shall cause the Surviving Corporation to, promptly following the Effective Time, obtain and fully pay the premium for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (“D&O Insurance”) with terms, conditions, retentions and limits of liability that are no less favorable to the Company Indemnified Parties than the Company’s existing policies. If neither the Company nor the Surviving Corporation obtains such a “tail” insurance policy as of the Effective Time, then, for a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less favorable to the Company Indemnified Parties than those provided in the Company’s existing policies as of the date hereof (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of similar national reputation that have at least the same coverage and amounts as the D&O Insurance in place on the date hereof and containing terms, conditions, retentions and limits of liability which are no less favorable in the aggregate to the Company Indemnified Parties than those of the D&O Insurance in place on the date hereof) with respect to claims arising from facts or events, or actions or omissions, which occurred or are alleged to have occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the premiums paid in 2023 by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.

(d)          The rights of each Company Indemnified Party pursuant to this Section 5.11 shall be in addition to, and not in limitation of, any other rights such Company Indemnified Party may have under the Company Organizational Documents (or the Subsidiary Organizational Documents) or under any applicable Contracts or Law.

(e)          If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 5.11.

(f)          The provisions of this Section 5.11 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party. The Company Indemnified Parties are expressly intended as third party beneficiaries of this Section 5.11 and from and after the Effective Time, the provisions of this Section 5.11 shall not be terminated or modified in any manner that adversely affects any Company Indemnified Party without such Person’s prior written consent.

Section 5.12      Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other Party’s operations (or the operations of the other Party’s Subsidiaries) prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.13       Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Transactions by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company (including any director designated by any such Person and including any Person to the extent deemed a director by deputization) or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14          Transaction Litigation. The Company shall (a) give Parent the opportunity to participate (at Parent’s sole cost and expense) in the defense or settlement of any stockholder Proceeding against the Company or its directors or executive officers relating to this Agreement or the Transactions, including the Merger, (b) consult with Parent with respect to the defense, settlement or prosecution of any such stockholder Proceeding and (c) consider in good faith Parent’s advice with respect to any such stockholder Proceeding; provided, that this Section 5.14 shall not give Parent the right to control such defense, and that the Company shall control such defense. Each of Parent and the Company shall notify the other promptly (and in any event within forty-eight (48) hours) of the commencement of any such stockholder Proceeding of which it has received notice. Notwithstanding the foregoing, the Company shall not settle any such litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Prior to the Effective Time, Parent shall not settle any Proceeding related to the Transactions, including the Merger, unless such settlement provides a full and unconditional release for the Company and each officer and director of the Company party to such litigation.

Section 5.15         Exchange Delisting. The Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting of the Company Common Stock from Nasdaq and the termination of its registration under the Exchange Act, in each case, as promptly as reasonably practicable after the Effective Time, provided, that such delisting and termination shall not be effective until after the Effective Time.

Section 5.16         Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the Parties to the Merger, the officers of the Surviving Corporation shall be authorized to, in the name and on behalf of the Company, execute and deliver such deeds, bills of sale, assignment or assurances and take all such other action as may be necessary in connection therewith.

Section 5.17        Notice of Changes. The Company and Parent shall each promptly notify the other Party of (a) any written notice or other communication received from any counterparty to a Company Material Contract with regard to any action, consent, approval or waiver that is required to be taken or obtained with respect to such Contract in connection with the consummation of the Transactions (and, if written, provide a copy thereof), (b) any written notice or other communication from any other Person alleging that the consent of such Person is or may be required in connection with the Transactions (and, if written, provide a copy thereof) or (c) any written notice or other communication from any Governmental Entity in connection with the Transactions (and, if written, provide a copy thereof). The Company shall promptly notify Parent of (i) any written notice or other communication from any party to any Company Material Contract to the effect that such party has terminated or intends to terminate or otherwise materially adversely modify its relationship with the Company or any Subsidiary of the Company as a result of the Transactions and (ii) any event, change, development, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would reasonably be expected to (A) materially impair the ability of the Company to perform its obligations hereunder or otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions, including the Merger, or (B) result in any of the conditions set forth in ARTICLE VI not being able to be satisfied prior to the End Date; provided, that the delivery of any notice pursuant to this Section 5.17 will not (1) cure any breach of, or non-compliance with, any other provision of this Agreement or (2) limit the remedies available to the party receiving such notice. The Company’s or Parent’s failure to comply with this Section 5.17 will not be taken into account for purposes of determining whether any conditions set forth in ARTICLE VI to consummate the Transactions have been satisfied or whether any termination rights set forth in ARTICLE VII are available.

Section 5.18          Agreements Concerning Parent and Merger Sub.

(a)           Parent shall cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement.

(b)          Parent shall, immediately following execution of this Agreement, approve this Agreement in its capacity as sole stockholder of Merger Sub by written consent in accordance with Section 228 of the DGCL and the articles of incorporation and bylaws (or other applicable Organizational Documents) of Merger Sub.

(c)          During the period from the date of this Agreement through the Effective Time, Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Merger.

Section 5.19        Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations, in a form reasonably satisfactory to Parent, executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

ARTICLE VI
CONDITIONS TO THE MERGER

Section 6.1           Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the fulfillment (or waiver by the Company and Parent, to the extent permissible under applicable Law) at or prior to the Closing of the following conditions:

(a)           Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b)          No Legal Prohibition. No Order, judgment or injunction, whether temporary, preliminary or permanent, by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect, and no Law shall have been adopted or be effective, in each case, that restrains, enjoins, prevents, prohibits or makes illegal the consummation of the Merger.

(c)          Expiration of Waiting Period. Any waiting period (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

Section 6.2          Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Parent at or prior to the Closing of the following conditions:

(a)          Representations and Warranties. The representations and warranties of the Company set forth in (i) Section 3.8(b) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as though made as of the Closing Date, (ii) Section 3.2(a), Section 3.2(b) and Section 3.2(c)(iii) (Capitalization) shall be true and correct in all respects as of the date hereof and as of the Closing Date, except, in each case, for any de minimis inaccuracies, (iii) Section 3.1 (Corporate Organization), Section 3.2 (Capitalization) (other than Section 3.2(a), Section 3.2(b) and Section 3.2(c)(iii)), Section 3.3 (Corporate Authorization), Section 3.4(a) (No Conflicts), Section 3.20 (Takeover Statutes), Section 3.21 (Brokers and Finders’ Fees) and Section 3.22 (Opinion of Financial Advisor) that (A) are qualified by materiality or Company Material Adverse Effect qualifications shall be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the date hereof and as of the Closing Date, as though made as of the Closing Date and (B) are not qualified by any materiality or Company Material Adverse Effect qualifications, shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as though made as of the Closing Date, and (iv) all other representations and warranties of the Company contained in this Agreement shall be true and correct in all respects, without regard to any “materiality” or “Company Material Adverse Effect” qualification contained therein, as of the date hereof and as of the Closing Date, as though made as of the Closing Date, except, in the case of this clause (iv) only, where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i), (ii), (iii) or (iv), as applicable) only as of such date or period.

(b)          Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)           No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d)          Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

Section 6.3          Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Company at or prior to the Closing of the following conditions:

(a)         Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.1 (Corporate Organization), Section 4.2 (Corporate Authorization), Section 4.3(a) (No Conflicts) and Section 4.9 (Brokers’ and Finders’ Fees) that (A) are qualified by materiality or Parent Material Adverse Effect qualifications shall be true and correct in all respects as of the date hereof and as of the Closing Date, as though made as of the Closing Date and (B) are not qualified by any materiality or Parent Material Adverse Effect qualifications shall be true and correct in all material respects (without disregarding such Parent Material Adverse Effect or other materiality qualifications) as of the date hereof and as of the Closing Date as though made as of the Closing Date and (ii) all other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Parent Material Adverse Effect qualifications contained therein, as of the date hereof and as of the Closing Date, as though made as of the Closing Date, except, in the case of this clause (ii) only, where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

(b)          Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by Parent or Merger Sub, as applicable, under this Agreement at or prior to the Closing.

(c)        Officer’s Certificate. The Company shall have received a certificate from an executive officer of Parent confirming the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b).

Section 6.4           Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this ARTICLE VI to be satisfied if such failure was principally caused by such party’s breach of any of its obligations under this Agreement.

ARTICLE VII
TERMINATION

Section 7.1           Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (except as otherwise expressly noted), only as follows, and subject to any required authorizations of the Company Board of Directors or the board of directors of Merger Sub to the extent required by the DGCL, as applicable (and notwithstanding the adoption of this Agreement by Parent as the sole stockholder of Merger Sub):

(a)           by the mutual written consent of the Company and Parent;

(b)          by either the Company or Parent, if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholder Meeting or at any adjournment or postponement thereof;

(c)          by either the Company or Parent, if the Closing shall not have occurred by 11:59 p.m., New York City time, on January 23, 2025 (such date, the “End Date”); provided, however, that if as of 11:59 p.m. New York City time on January 23, 2025, any of the conditions set forth in Section 6.1(b) (if such Order, judgment or injunction arises under or as a result of an Antitrust Law) or Section 6.1(c) have not been satisfied, then either the Company or Parent may, in its respective sole discretion, elect to extend the End Date to 11:59 p.m. New York City time on April 23, 2025 (in which case, such date shall become the End Date for all purposes of this Agreement); provided, however, that if as of 11:59 p.m. New York City time on April 23, 2025, any of the conditions set forth in Section 6.1(b) (if such Order, judgment or injunction arises under or as a result of an Antitrust Law) or Section 6.1(c) have not been satisfied, then either the Company or Parent may, in its respective sole discretion, elect to extend the End Date to 11:59 p.m. New York City time on July 23, 2025 (in which case, such date shall become the End Date for all purposes of this Agreement) by delivering written notice to the other Party no later than the then-scheduled End Date, regardless of whether such End Date (whether or not extended) is before or after the date of the receipt of Company Stockholder Approval; provided, further, that the right to terminate this Agreement or extend the End Date pursuant to this Section 7.1(c) may not be exercised by any party whose material failure to perform any covenant or obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Closing to have occurred on or before the then-current End Date;

(d)         by either the Company or Parent if an Order by a Governmental Entity of competent jurisdiction shall have been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to a Party if such Order (or such Order becoming final and nonappealable) was due to the material breach of such Party of any representation, warranty, covenant or agreement of such Party set forth in this Agreement;

(e)         by the Company (provided, that the Company is not then in breach of or shall have failed to perform any representation, warranty, covenant or other agreement contained herein such that any condition set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied) if: (A) Parent or Merger Sub shall have breached or failed to perform any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied, and (B) the relevant breach or failure to perform referred to in clause (A) of this Section 7.1(e) is either not curable or is not cured by the earlier of (x) the End Date and (y) the date that is thirty (30) days following written notice from the Company to Parent describing such breach or failure in reasonable detail;

(f)        by the Company, prior to obtaining the Company Stockholder Approval, in accordance with Section 5.6(e) in order to concurrently enter into a definitive agreement providing for a Company Superior Proposal (after compliance in all material respects with the terms of Section 5.6); provided, that immediately prior to or concurrently with (and as a condition to) the termination of this Agreement, the Company pays to Parent the Company Termination Fee in the manner provided in Section 7.3(a);

(g)          by Parent (provided, that Parent is not then in breach of or shall have failed to perform any representation, warranty, covenant or other agreement contained herein such that any condition set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied), if (A) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied, and (B) the relevant breach or failure to perform referred to in clause (A) of this Section 7.1(g) is either not curable or is not cured by the earlier of (x) the End Date and (y) the date that is thirty (30) days following written notice from Parent to the Company describing such breach or failure in reasonable detail; and

(h)          by Parent if (i) prior to obtaining the Company Stockholder Approval, a Company Adverse Recommendation Change shall have occurred or (ii) the Company shall have committed a Willful and Material Breach of Section 5.6.

Section 7.2          Effect of Termination. In the event of any termination of this Agreement pursuant to and in accordance with Section 7.1, this Agreement shall terminate and become void and of no effect (except that the Confidentiality Agreement and the provisions of Section 3.25, Section 4.15, Section 5.2(d), Section 5.5(e), Section 5.5(f), this Section 7.2, Section 7.3, and ARTICLE VIII shall survive any termination), and there shall be no other liability on the part of the Company, on the one hand, or Parent or Merger Sub, on the other hand, to the other except as provided in Section 7.3; provided, however, that the termination of this Agreement shall not relieve any Party from any liability for any Willful and Material Breach or Fraud occurring prior to such termination. The Parties acknowledge and agree that nothing in this Section 7.2 or Section 7.3(c) shall be deemed to affect their right to specific performance under Section 8.5.

Section 7.3           Termination Fees.

 (a)          Company Termination Fee.

(i) If this Agreement is validly terminated by the Company pursuant to and in accordance with Section 7.1(f), the Company shall pay to Parent the Company Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds immediately prior to or concurrently with such termination.

(ii) If this Agreement is validly terminated by Parent pursuant to and in accordance with Section 7.1(h), the Company shall pay to Parent the Company Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds within two (2) Business Days after such termination.

(iii) If (A) a Company Takeover Proposal shall have been publicly proposed or announced by any Person after the date of this Agreement and not withdrawn prior to a termination of this Agreement as contemplated by this Section 7.3(a)(iii) (and, in the case of a termination under Section 7.1(b), at least one (1) Business Day before such vote is taken) and thereafter this Agreement is validly terminated (1) by Parent or the Company pursuant to and in accordance with Section 7.1(c) (and, in the case of such termination under Section 7.1(c), the Parent Termination Fee is not payable), (2) by Parent pursuant to and in accordance with Section 7.1(g) or (3) by Parent or the Company pursuant to and in accordance with Section 7.1(b), and (B) at any time on or prior to the twelve (12) month anniversary of such termination, the Company or any of its Subsidiaries consummates any transaction included within the definition of Company Takeover Proposal or enters into a definitive agreement with respect to any such transaction that is (1) subsequently consummated or (2) subsequently terminated before consummation but a subsequent such transaction is entered into in connection with the termination of such first transaction and such subsequent transaction is subsequently consummated (in each case, whether within such twelve (12) month period or thereafter), then the Company shall pay Parent the Company Termination Fee, by wire transfer (to an account designated by Parent) of immediately available funds upon the consummation of such transaction; provided, that for the purposes of this Section 7.3(a)(iii), all references in the definition of Company Takeover Proposal to “fifteen percent (15%)” shall instead be references to “fifty percent (50%).”

(iv) “Company Termination Fee” shall mean a cash amount equal to $35,200,000.

 (b)          Parent Termination Fee.  If this Agreement is validly terminated:

(i) by the Company or Parent pursuant to and in accordance with Section 7.1(c) and as of the time of such termination, (A) the conditions set forth in at least one of Section 6.1(b) (if such Order, judgment or injunction arises under or as a result of an Antitrust Law) or Section 6.1(c) shall have not been satisfied or waived; (B) a material breach by the Company of this Agreement has not been the proximate cause of such failure of the conditions in Section 6.1(b) or Section 6.1(c) to be satisfied; and (C) all other conditions to the obligations of Parent and Merger Sub to effect the Merger set forth in Section 6.1 and Section 6.2 have been satisfied or (to the extent permitted by applicable Law) waived (or, in the case of those conditions that by their nature are to be satisfied at or immediately prior to the Closing, such conditions are capable of being satisfied if the Closing were to occur); or

(ii) by the Company or Parent pursuant to and in accordance with Section 7.1(d), and, as of the time of such termination, (A) a material breach by the Company of this Agreement has not been the proximate cause of such Order specified in Section 7.1(d) and (B) all conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 6.1 and Section 6.2 (other than the conditions set forth in Section 6.1(b) (if such order, judgment or injunction arises under or as a result of an Antitrust Law) or Section 6.1(c)) have been satisfied or (to the extent permitted by applicable Law) waived (or, in the case of those conditions that by their nature are to be satisfied at or immediately prior to the Closing, such conditions are capable of being satisfied if the Closing were to occur);

then Parent shall pay to the Company the Parent Termination Fee, by wire transfer (to an account designated by the Company) in immediately available funds within two (2) Business Days after such termination.

(iii) “Parent Termination Fee” shall mean a cash amount equal to $53,500,000.

(c)         Notwithstanding anything in this Agreement to the contrary, the Parties agree that if this Agreement is terminated in accordance with any provision under which payment of the Company Termination Fee or the Parent Termination Fee, as applicable, is required hereunder or is terminated at a time at which this Agreement is then terminable under any provision that would trigger the Company’s obligation to pay the Company Termination Fee or Parent’s obligation to pay the Parent Termination Fee, as applicable, then, upon receipt of such payment by Parent or the Company, as applicable, (i) the payment of such Company Termination Fee or Parent Termination Fee in accordance with this Section 7.3, as the case may be, shall be the sole and exclusive remedy of Parent and Merger Sub (in the case of an amount due pursuant to Section 7.3(a)) or the Company (in the case of an amount due pursuant to Section 7.3(b)) for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Transactions to be consummated, and (ii) none of the Company (in the case of an amount due pursuant to Section 7.3(b)) or Parent or Merger Sub (in the case of an amount due pursuant to Section 7.3(a)), as the case may be, or their respective Subsidiaries or any of their respective former, current or future stockholders, directors, officers, Affiliates, agents or other Representatives shall have any further liability of any kind for any reason arising out of or in connection with the Transactions. In the event that Parent or Merger Sub receives any payments from the Company in respect of a breach of this Agreement and thereafter Parent is entitled to receive the Company Termination Fee under this Section 7.3, the amount of such Company Termination Fee shall be reduced by the aggregate amount of any payments made by the Company to Parent or Merger Sub.  In the event that the Company receives any payments from Parent or Merger Sub in respect of a breach of this Agreement and thereafter the Company is entitled to receive the Parent Termination Fee under this Section 7.3, the amount of such Parent Termination Fee shall be reduced by the aggregate amount of payments made by the Parent or Merger Sub to the Company.  In no event shall Parent be entitled to more than one payment of the full Company Termination Fee in connection with a termination of this Agreement pursuant to which such Company Termination Fee is payable and in no event shall the Company be entitled to more than one payment of the full Parent Termination Fee in connection with a termination of this Agreement pursuant to which such Parent Termination Fee is payable.

(d)          Each of the Parties hereto acknowledges that neither the Company Termination Fee nor the Parent Termination Fee is intended to be a penalty, but rather is liquidated damages in a reasonable amount that, together with any amounts payable under Section 7.3(e), will compensate Parent or the Company, as the case may be, in the circumstances in which such Company Termination Fee (with respect to Parent) or Parent Termination Fee (with respect to the Company) is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

(e)          Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails to pay (or cause another Person to pay) in a timely manner any amount due pursuant to Section 7.3(a) or Section 7.3(b), and, in order to obtain such payment, Parent or Merger Sub (in the case of an amount due pursuant to Section 7.3(a)) or the Company (in the case of an amount due pursuant to Section 7.3(b)) commences a suit that results in a judgment against the Company or Parent or Merger Sub, as the case may be, for the amounts set forth in this Section 7.3(e) or any portion thereof, then (i) the party against whom such judgment has been entered shall reimburse Parent or the Company, as applicable, for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection under and enforcement of this Section 7.3(e) and (ii) the party against whom such judgment has been entered shall pay to Parent or the Company, as applicable, interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus two percent (2%).

ARTICLE VIII
MISCELLANEOUS

Section 8.1          No Survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger; provided, that this Section 8.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance or compliance in whole or in part after the Effective Time or otherwise expressly by its terms survives the Effective Time (including the provisions of Section 3.25, Section 4.15, Section 5.5(e), Section 5.5(f), Section 5.7 and Section 5.11).

Section 8.2          Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the other Transactions shall be paid by the Party incurring or required to incur such expenses; provided, however, that Parent shall be responsible for the payment of any and all filing fees under the HSR Act; provided, further, that each of Parent and the Surviving Corporation agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes, as well as any transfer, recording, registration and other fees that may be imposed upon, payable or incurred in connection with this Agreement, the Merger and the other Transactions.

Section 8.3           Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4          Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement, the negotiation, execution or performance hereof or the Transactions, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 8.5            Specific Enforcement; Jurisdiction.

(a)          The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, in accordance with their specific terms or in the event of any actual or threatened breach thereof, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the obligation of the Parties to consummate the Transactions and the obligation of Parent and Merger Sub to pay, and the Company’s stockholders’ right to receive, the aggregate consideration payable to them pursuant to the Transactions, in each case, in accordance with the terms and subject to the conditions of this Agreement), without proof of actual damages (in addition to any other remedy to which any party is entitled at law or in equity). In the event that any Proceeding is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law or that the award of specific performance is not an appropriate remedy for any reason at law or in equity. The Parties further agree that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5(a) and each Party irrevocably waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Notwithstanding anything to the contrary in this Agreement, under no circumstances shall the Company be entitled to receive both (i) a grant of specific performance of Parent and Merger Sub’s obligations to consummate the Transactions and to pay the aggregate consideration payable to the Company’s stockholders pursuant to the Transaction and (ii) the payment of monetary damages.

(b)          Each of the Parties hereto irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Proceeding relating to this Agreement or the Transactions in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Proceeding in such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the Parties hereto hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law. Notwithstanding anything to the contrary in this Agreement, if any Party brings a Proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement), the End Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such Proceeding or (ii) such other time period established by the court presiding over such Proceeding.

Section 8.6          WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.6.

Section 8.7         Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given (a) if personally delivered to the Party to be notified; (b) if sent by email by the Party to be notified (without any “bounceback” or other notice of nondelivery); provided, however, that notice given by email shall not be effective unless such notice specifically states that it is being delivered pursuant to this Section 8.7; or (c) if sent by a courier (with confirmation of delivery); in each case to the Party to be notified at the following address:

To Ultimate Parent, Parent or Merger Sub:

JD Sports Fashion plc
Edinburgh House, Hollinsbrook Way,
Pilsworth, Bury, Lancashire BL9 8RR
Attn:	Theresa Casey, General Counsel and Company Secretary
Email:	[Redacted]
[Redacted]

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP
3 World Trade Center
175 Greenwich Street
New York, NY 10007
Attn:	Paul M. Tiger
Tomas T.J. Rua
Email:	paul.tiger@freshfields.com
tomas.rua@freshfields.com

To the Company:

Hibbett, Inc.
2700 Milan Court
Birmingham, AL 35211
Attn:	David Benck, Senior Vice President, General Counsel
Email:	[Redacted]

with a copy to (which shall not constitute notice):

Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, TN 37201
Attn:	Ryan D. Thomas
Scott W. Bell
Email:	rthomas@bassberry.com
sbell@bassberry.com

or to such other address as any Party shall specify by written notice so given. All such notices or other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt and otherwise on the next Business Day following receipt. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8          Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties; provided, however, that Parent and Merger Sub may transfer or assign any or all of its rights or obligations hereunder to any Affiliate at any time (except any such transfer or assignment which would, or would reasonably be expected to, prevent, delay or impair the ability of Parent to consummate the Merger and the other Transactions); provided, further, that, in each case, no transfer or assignment shall relieve the transferring party of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.8 shall be null and void.

Section 8.9          Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction (a) shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement and (b) shall not, solely by virtue thereof, be invalid or unenforceable in any other jurisdiction. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, the Parties shall negotiate in good faith to determine a suitable and equitable provision to be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

Section 8.10         Entire Agreement. This Agreement together with the exhibits hereto, schedules and annexes hereto (including the Company Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof, and except as provided by Section 8.13, this Agreement is not intended to grant standing to any Person other than the Parties hereto.

Section 8.11          Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived, but only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub or, in the case of a waiver, by the Party waiving such provision; provided, however, that (i) in the event that this Agreement has been approved by the stockholders of the Company in accordance with the DGCL, no amendment shall be made to this Agreement that requires the approval of such stockholders without such approval and (ii) the provisions of which any Debt Financing Party is expressly made a third-party beneficiary pursuant to Section 8.13 of this Agreement (or any of the defined terms used therein or any other provision of this Agreement to the extent a modification, waiver or termination of such defined term or provision would modify the substance of Section 8.13 or Section 8.14 of this Agreement) shall not be amended in any way adverse to the Debt Financing Parties without the prior written consent of the Debt Financing Sources (and any such amendment, waiver or other modification without such prior written consent shall be null and void). At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent permissible by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub, in the case of an extension by the Company, or of the Company, in the case of an extension by Parent and Merger Sub, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of any such Party contained herein. Notwithstanding the foregoing, no failure or delay by any Party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12          Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13          No Third-Party Beneficiaries.

(a)          Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties, and with respect to Section 8.11, Section 8.14 and this Section 8.13, the Debt Financing Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except (i) as set forth in Section 3.25 and Section 4.15, and from and after the Effective Time, as set forth in Section 5.11, (ii) subject to Section 7.2 and the last sentence of this Section 8.13, (A) if a court of competent jurisdiction has declined to grant specific performance and instead granted an award of monetary damages, the Company may enforce such award and seek additional monetary damages (which Ultimate Parent, Parent and Merger Sub acknowledge and agree may include damages based on a decrease in share value or lost premium) on behalf of the holders of Company Common Stock, Company Options, Company PSU Awards, Company RSU Awards and Company DSU Awards (the “Company Holders”), or (B) in the event of any Fraud or Willful and Material Breach by Ultimate Parent, Parent or Merger Sub prior to the termination of this Agreement, the Company may, following the termination of this Agreement, seek monetary damages (which Ultimate Parent, Parent and Merger Sub acknowledge and agree may include damages based on a decrease in share value or lost premium) on behalf of the Company Holders; and (iii) from and after the Effective Time, the rights of the Company Holders to the payment of the Transaction Consideration and any other amounts contemplated to be paid pursuant to Section 2.3.  Notwithstanding anything in this Agreement to the contrary, the rights granted pursuant to clause (ii) of this Section 8.13(a) shall be enforceable only by the Company, in its sole and absolute discretion, on behalf of the Company Holders and any amounts received by the Company in connection therewith shall be deemed to be damages of the Company and may, in the Company’s sole and absolute discretion, be retained by the Company for the use and benefit of the Company or distributed, in whole or in part, to the Company Holders if and as the Company so determines.

(b)          The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.11 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.14        Debt Financing Parties. Notwithstanding anything to the contrary in this Agreement, each of the Company and Parent, on behalf of itself and its respective Subsidiaries and Affiliates, hereby: (a) agrees that, except as specifically set forth in the documents relating to the Debt Financing, any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Parties, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the Transactions or the performance of any services thereunder shall be subject to the exclusive jurisdiction of the courts of England and any appellate court thereof and irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, (b) agrees that, except as specifically set forth in the documents relating to the Debt Financing, any such Proceeding shall be governed by the laws of England (without giving effect to any choice or conflict of law provision or rule (whether of England or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the England), (c) except as specifically set forth in the documents relating to the Debt Financing, agrees not to bring or support or permit any of its Affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Party in any way arising out of or relating to this Agreement, the Debt Financing or any of the Transactions or the performance of any services thereunder in any forum other than the courts of England, and any appellate court thereof, (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, (e) agrees that service of process upon such Party, its Subsidiaries or its controlled Affiliates in any such Proceeding shall be effective if notice is given in accordance with Section 8.7 of this Agreement, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Proceeding brought against the Debt Financing Parties in any way arising out of or relating to this Agreement, the Debt Financing or any of the Transactions or the performance of any services thereunder, (g) agrees that none of the Debt Financing Parties will have any liability to the Company or any of its Subsidiaries or its Affiliates or Representatives relating to or arising out of this Agreement, the Debt Financing or any of the Transactions or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise and the Company (on behalf of itself and its Subsidiaries and Affiliates) agrees not to commence any Proceeding or proceeding against any Debt Financing Party with respect to the foregoing (and in furtherance and not in limitation of the foregoing, the parties acknowledge and agreed that no Debt Financing Party shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature), and (h) agrees that the Debt Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 8.14, and that such provisions (or any of the defined terms used herein or any other provision of this Agreement to the extent a modification, waiver or termination of such defined term or provision would modify the substance of this Section 8.14) shall not be amended in any way adverse to the Debt Financing Parties without the prior written consent of the Debt Financing Sources (and any such amendment, waiver or other modification without such prior written consent shall be null and void). Notwithstanding the foregoing, nothing in this Section 8.14 shall in any way limit or modify the rights and obligations of Ultimate Parent, Parent or Merger Sub under this Agreement, or any Debt Financing Party’s obligations to Ultimate Parent, Parent or Merger Sub under any debt commitment letters or other documents relating to the Debt Financing.

Section 8.15          Interpretation. When a reference is made in this Agreement to an Article, Section, Annex or Exhibit such reference shall be to an Article, Section, Annex or Exhibit of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “since” when used in this Agreement in reference to a date shall be deemed to be inclusive of such date. The word “or” is used in the inclusive sense of “and/or.”  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. The terms “ordinary course” or “ordinary course of business” or words of similar import when used in this Agreement mean “ordinary course of business consistent with past practice”. Any agreement or instrument referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and references to all attachments thereto and instruments incorporated therein. References to “dollars” or “$” shall mean United States dollars. Any reference to days means calendar days unless Business Days are expressly specified. References to “written” or “in writing” include in electronic form. When used in ARTICLE III or Section 5.1 in relation to the Company or its Subsidiaries, the word “material” shall be deemed to mean “material to the Company and its Subsidiaries taken as a whole” and when used in ARTICLE IV in relation to Parent or its Subsidiaries, shall be deemed to mean “material to Parent and its Subsidiaries taken as a whole”. The words “made available to Parent” and words of similar import refer to documents posted to the “Project Swish” virtual data room hosted by Intralinks Inc., in each case at least one (1) Business Day prior to the execution of this Agreement.

Section 8.16          Guarantee. As a material inducement to the Company to enter into this Agreement, and in return for the substantial direct and indirect benefits that Ultimate Parent will realize from the Transactions, including the Merger, Ultimate Parent hereby absolutely, unconditionally and irrevocably guarantees to the Company, as primary obligor and not merely as a surety, the due and timely payment, performance and discharge of all obligations of Parent, Merger Sub and their respective successors and permitted assigns, under this Agreement (and subject to the limitations set forth herein), including any monetary damages payable in accordance with Section 7.2, Section 7.3 and Section 8.13 (in each case, as applicable, the “Guaranteed Obligations”). The guarantee contained in this Section 8.16 is a continuing guaranty of the full and punctual discharge and performance of the Guaranteed Obligations, not of collection.  Ultimate Parent expressly waives promptness, diligence, notice of acceptance, presentment, demand or payment, and all other notices of any kind, and any requirement that any Person exhaust any right, remedy or power or proceed against Parent or Merger Sub (or any of their successors or assigns) under this Agreement or against any other Person under any other guaranty of, or security for, the Guaranteed Obligations.  Should Parent, Merger Sub or any of their respective successors or permitted assigns default in the timely discharge or performance of the Guaranteed Obligations, in whole or in part, Ultimate Parent shall fully and punctually discharge and perform such Guaranteed Obligations.  So long as this guarantee remains in effect, Ultimate Parent shall not exercise any right or remedy arising by reason of its performance of this guarantee, whether by subrogation, reimbursement, exoneration, indemnification, contribution or otherwise, against Parent, Merger Sub, the Company, the Surviving Corporation (or their respective successors and assigns) or any express intended third-party beneficiary of any Guaranteed Obligations pursuant to Section 8.13, or any other guarantor of the Guaranteed Obligations or any security therefor. Notwithstanding the foregoing, the Company hereby acknowledges and agrees that Ultimate Parent may assert, as a defense to any obligation by it pursuant to this Section 8.16, any defense that Parent or Merger Sub could assert under the terms of this Agreement, and that no Person other than Ultimate Parent has any obligations under this Section 8.16. This guarantee shall remain in full force and effect until all of the Guaranteed Obligations shall have been paid and performed in full, and will be binding upon Ultimate Parent, its successors and permitted assigns.

Section 8.17          Definitions.

(a)           Certain Specified Definitions. As used in this Agreement:

(i) “Affiliate” of any Person means another Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and “control” has the meaning specified in Rule 405 under the Securities Act. With respect to Parent, Merger Sub and Ultimate Parent, the term “Affiliate” shall not include the Pentland Entities and their respective Subsidiaries (excluding, for the avoidance of doubt, Ultimate Parent and its Subsidiaries).

(ii) “Antitrust Laws” shall mean the Sherman Act of 1890, as amended; the Clayton Act of 1914, as amended; the Federal Trade Commission Act of 1914, as amended; the HSR Act, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(iii) “Anti-Bribery Law” means (A) the US Foreign Corrupt Practices Act of 1977, (B) the UK Bribery Act 2010, and (C) any other law, rule, regulation, or other legally binding measure of any relevant jurisdiction that relates to bribery or corruption.

(iv) “Business Day” means any day other than a Saturday, Sunday or any other day on which the SEC or commercial banks in New York, New York or London, United Kingdom are authorized or required by Law to close.

(v) “Company Data” means all data maintained by or on behalf of the Company and its Subsidiaries, whether or not in electronic form.

(vi) “Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

(vii) “Company IT Systems” means the information and communications technology infrastructure used or relied upon by the Company or its Subsidiaries, including all computer systems, Company Software, servers, network equipment, telecommunications equipment and other computer hardware owned, leased, licensed or used by the Company or its Subsidiaries.

(viii)  “Company Material Adverse Effect” means any event, change, development, circumstance or effect that, individually or in the aggregate with any other event, change, development, circumstance or effect, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that no event, change, development, circumstance or effect shall be deemed to constitute, nor shall any of the foregoing be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, to the extent that such event, change, development, circumstance or effect results from, arises out of, or relates to: (A) any changes in general United States or global economic conditions, except to the extent that such events, changes, developments, circumstances or effects have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such events, changes, developments, circumstances or effects have on others operating in the industries in which the Company or any of its Subsidiaries operates, (B) any changes in conditions generally affecting any industry in which the Company or any of its Subsidiaries operates, except to the extent that such events, changes, developments, circumstances or effects have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such events, changes, developments, circumstances or effects have on others operating in the industries in which the Company or any of its Subsidiaries operates, (C) any decline in the market price or trading volume of Company Common Stock (it being understood that the foregoing shall not preclude Parent from asserting that the facts or occurrences underlying, giving rise to or contributing to such decline that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect), (D) any changes in regulatory, legislative or political conditions or securities, credit, financial, debt or other capital markets conditions, including interest or currency exchange rates, except to the extent that such events, changes, developments, circumstances or effects have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such events, changes, developments, circumstances or effects have on others operating in the industries in which the Company or any of its Subsidiaries operates, (E) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions, or analysts’ estimates, in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the foregoing shall not preclude Parent from asserting that the facts or occurrences underlying, giving rise to or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect), (F) the execution and delivery of this Agreement or the public announcement or pendency of this Agreement, the Merger or the taking of any action expressly required by this Agreement or the identity of, or any facts or circumstances relating to, Ultimate Parent, Parent, Merger Sub or their respective Subsidiaries or Affiliates, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with customers, suppliers, officers or employees (it being understood that this clause (F) shall not apply to (1) any representation or warranty to the extent the purpose of such representation or warranty is to directly address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions, including the Merger, or (2) compliance with Section 5.1), (G) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law following the date hereof, except to the extent that such events, changes, developments, circumstances or effects have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such events, changes, developments, circumstances or effects have on others operating in the industries in which the Company or any of its Subsidiaries operates, (H) any change in accounting requirements or principles required by GAAP (or authoritative interpretations thereof) following the date hereof, except to the extent that such events, changes, developments, circumstances or effects have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such events, changes, developments, circumstances or effects have on others operating in the industries in which the Company or any of its Subsidiaries operates, (I) any geopolitical conditions, protests or public demonstrations (including civil unrest, vandalism or looting), outbreak or escalation of hostilities, any acts of insurrection, war, sabotage, terrorism or military actions, or any escalation or worsening of any such geopolitical conditions, protests, public demonstrations, hostilities, acts of insurrection, war, sabotage, terrorism or military action threatened or underway as of the date of this Agreement, except to the extent that such events, changes, developments, circumstances or effects have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such events, changes, developments, circumstances or effects have on others operating in the industries in which the Company or any of its Subsidiaries operates, (J) any taking of any action at the written request of Parent or Merger Sub or with the written consent of Parent or Merger Sub (it being understood that this clause (J) shall not apply to any consent provided pursuant to Section 5.1), (K) the termination of employment by any of the Company’s executive officers or other employees after the public announcement of this Agreement, (L) any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster, epidemics, disease outbreaks, pandemics or other public health emergencies, acts of God or any change resulting from weather events, conditions or circumstances, except to the extent that such events, changes, developments, circumstances or effects have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such events, changes, developments, circumstances or effects have on others operating in the industries in which the Company or any of its Subsidiaries operates, or (M) any litigation arising from allegations of a breach of fiduciary duty or violation of applicable Law relating to this Agreement, the Merger or the other Transactions.

(ix) “Company Real Property” means both Owned Real Property and Leased Real Property.

(x)  “Company Software” means all Software owned by (or purported to be owned by) or developed by or for the Company or its Subsidiaries.

(xi)  “Company Stock Plans” means the Hibbett, Inc. Amended and Restated Non-Employee Director Equity Plan (the “Non-Employee Director Equity Plan”), the Hibbett, Inc. Amended and Restated 2015 Equity Incentive Plan (the “2015 Equity Incentive Plan”), and the Hibbett, Inc. 2015 Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”).

(xii) “Company Superior Proposal” means a bona fide written Company Takeover Proposal (but substituting “50%” for all references to “15%” in the definition of such term) made by a third party after the date of this Agreement that the Company Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, taking into account (A) the timing, likelihood of consummation, legal, financial, regulatory and other aspects of such Company Takeover Proposal, including the financing terms thereof, (including any financing condition or the reliability of any debt or equity funding commitments), (B) the identity of the third party making such Company Takeover Proposal and (C) and such other factors as the Company Board of Directors considers to be appropriate, and taking into account any revisions to the terms of this Agreement to which Parent has committed in writing in response to such Company Takeover Proposal in accordance with Section 5.6(e) of this Agreement, is more favorable to the stockholders of the Company than the Transactions from a financial point of view.

(xiii) “Company Takeover Proposal” means any proposal, offer inquiry or indication of interest from any Person or group of Persons (other than Parent, Merger Sub or any of their Affiliates) to the Company or any of its Representatives relating to (A) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries that would result in such other Person or group directly or indirectly acquiring (x) beneficial ownership of fifteen percent (15%) of more of the outstanding Company Common Stock or securities of the Company representing more than fifteen percent (15%) of the voting power of the Company or (y) assets or businesses that constitute fifteen percent (15%) or more of the consolidated assets, net revenues or net income of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Company Board of Directors), (B) any acquisition, in one transaction or a series of related transactions, of the beneficial ownership or the right to acquire beneficial ownership, directly or indirectly, of fifteen percent (15%) or more of the outstanding Company Common Stock or securities of the Company representing more than fifteen percent (15%) of the voting power of the Company, (C) any direct or indirect acquisition, license or purchase (including the acquisition of stock in any Subsidiary of the Company), in one transaction or a series of related transactions, of assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing fifteen percent (15%) or more of the consolidated assets, net revenues or net income of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Company Board of Directors), (D) any tender offer or exchange offer or any other similar transaction or series of transactions that if consummated would result in any Person or group directly or indirectly acquiring beneficial ownership or the right to acquire beneficial ownership of fifteen percent (15%) or more of the outstanding Company Common Stock or securities of the Company representing more than fifteen percent (15%) of the voting power of the Company or (E) any combination of the foregoing.

(xiv) “Contract” means any contract, note, bond, mortgage, indenture, loan or credit agreement, debenture, deed of trust, license agreement, lease, agreement, arrangement, commitment, understanding or other instrument or obligation, in each case, that is legally binding or purports to be legally binding, whether written or oral.

(xv) “Credit Agreement” means the Credit Agreement, dated as of July 9, 2021, by and among the Company, as Borrower, certain Subsidiaries of the Company, as Guarantors, and Regions Bank, as Lender, as amended.

(xvi) “Data Security Requirements” means all of the following, in each case to the extent relating to data privacy, protection, or security and applicable to the conduct of the business of the Company and its Subsidiaries as currently conducted: (A) all applicable Laws and any related security breach notification requirements under applicable Laws; (B) the Company’s and its Subsidiaries’ own respective published policies and procedures; (C) Contracts binding on the Company or any of its Subsidiaries relating to data privacy, protection or security; and (D) industry standards or self-regulatory frameworks binding on the Company or any of its Subsidiaries relating to data privacy, protection or security.

(xvii) “Debt Financing Sources” means the Persons, if any, that have committed to provide the debt financing contemplated by, or have otherwise entered into agreements in connection with, the Debt Financing or alternative debt financing in connection with the Merger (and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto), together with their Affiliates, officers, directors, employees, agents and Representatives involved in the Debt Financing and their successors and assigns. It is understood and agreed that the Parent Related Parties will not be Debt Financing Sources for any purposes of this Agreement.

(xviii) “Debt Financing Parties” means the Debt Financing Sources, together with their respective Affiliates and their respective Affiliates’ officers, directors, employees, partners, controlling persons, advisors, attorneys, agents and Representatives and their respective successors and assigns, in their capacities as such; provided, that none of the Parent Related Parties shall be a Debt Financing Party.

(xix) “Economic Sanctions Law” means all U.S. and non-U.S. laws relating to economic or trade sanctions or export controls, including the laws administered or enforced by the United States (including the U.S. Departments of Treasury, Commerce and State), the United Kingdom, the European Union and its member states, and the United Nations Security Council.

(xx) “Environmental Law” shall mean all applicable foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution, the protection of the environment or releases or threatened releases of chemicals, materials or substances that are harmful to the environment.

(xxi) “Fraud” means the actual and knowing misrepresentation or actual and knowing omission of facts with the intent to deceive with respect to the representations and warranties set forth in ARTICLE III or ARTICLE IV or the certificates delivered pursuant to Section 6.2(d) or Section 6.3(c), as applicable, and induce reliance upon such representations and warranties. For the avoidance of doubt, the definition of “Fraud” in this Agreement does not include (i) constructive fraud or other similar fraud claims based on constructive knowledge, negligence, misrepresentation or similar theories or (ii) equitable fraud, promissory fraud, unfair dealings fraud, any torts (including fraud) based on negligence or recklessness or any other similar fraud-based claim or similar theory, excluding, with respect to each of (i) and (ii) of this definition of “Fraud”, for the avoidance of doubt, such actual and knowing misrepresentation or omission that would constitute common law fraud under applicable Law, but only to the extent such actual and knowing misrepresentation or actual and knowing omission meets each of the requirements in the preceding sentence.

(xxii) “GAAP” means generally accepted accounting principles in the United States.

(xxiii) “Governmental Entity” means any federal, state or local, provincial domestic, foreign, multinational or transnational government, court, agency, commission, authority, bureau, board, ministry, official, political subdivision, tribunal or other governmental instrumentality or regulator, or any arbitrator, arbitral body, mediator, stock exchange or other self-regulatory organization.

(xxiv)  “Hazardous Substances” means any chemicals, materials or substances defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” “hazardous constituent,” “restricted hazardous material,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” “toxic pollutant,” or words of similar meaning and regulatory effect under any applicable Environmental Law, including any pesticides, petroleum or petroleum-derived products, radon, radioactive materials or wastes, friable asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls, and per- and polyfluoroalkyl substances.

(xxv) “Incidental Licenses” means (A) non-exclusive licenses that are incidental to the provision of products or services to the Company or by the Company to any customers or vendors (e.g., a license grant to use the Company’s name in a customer list for a third-party vendor), (B) Contracts for the assignment of Intellectual Property Rights from employees or independent contractors to the Company in the ordinary course of business and (C) rights granted under non-disclosure agreements.

(xxvi) “Indebtedness” means, as of any time with respect to any Person, any obligations (including principal, premium, accrued interest, reimbursement or indemnity obligations, bonds, financing arrangements, prepayment and other penalties, breakage fees, sale or liquidity participation amounts, commitment and other fees and related expenses) (A) with respect to indebtedness of such Person, in respect of borrowed money, issued in substitution for or exchange of borrowed money, or evidenced by bonds, notes, mortgages, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), including factoring arrangements or asset securitizations; (B) under foreign exchange contracts, interest rate and currency swap arrangements, derivatives or any other hedging agreements or arrangements designed to provide protection against fluctuations in interest or currency rates; (C) to pay the deferred purchase price of goods and services (including any potential future earnout, indemnification, purchase price adjustment, release of “holdback” or similar payment, but excluding trade payables incurred in the ordinary course of business); (D) under leases required in accordance with GAAP to be recorded as capital leases; (E) any guarantee of any such obligations described in clauses (A) through (D) of this definition by such Person or (F) that are secured by Liens on any of the assets or properties of such Person.

(xxvii)  “Intellectual Property” means all registered and unregistered intellectual property rights or similar proprietary rights now known or hereafter recognized in any jurisdiction throughout the world, including rights in, arising out of, associated with: (A) patents and the technology, formulae, algorithms, procedures, processes, methods, techniques, systems, creations, inventions (whether or not patentable or reduced to practice), designs, devices, prototypes and discoveries therein; (B) trade secrets or proprietary or confidential information or know-how; (C) copyrights and copyrightable work, works of authorship of any kind (whether or not published), mask works, databases, and rights in Software as well as any and all rights in data; (D) trademarks, service marks, trade names, trade dress, logos, slogans, corporate names and any other indicators of origin and the goodwill of the business appurtenant thereto; (E) rights in Internet domain names and social media accounts (including X handles and all content or posts made under such social media accounts) and (F) derivatives, improvements, modifications, enhancements, revisions and releases relating to any of the foregoing, and any applications, registrations and any renewals and extensions thereof and copies of the foregoing.

(xxviii) “Intervening Event” means an event, change, development, circumstance or effect that is not known to, or reasonably foreseeable by, the Company Board of Directors (or if known, or reasonably foreseeable, the consequences of which were not known to the Company Board of Directors or reasonably foreseeable as of the date of this Agreement) as of or prior to the date of this Agreement, which event, change, development, circumstance or effect becomes known to, or reasonably foreseeable by, the Company Board of Directors prior to Company Stockholder Meeting; provided, that “Intervening Event” shall exclude any event, change, development, circumstance or effect related to (A) any Company Takeover Proposal or other inquiry, discussion, proposal or request that would reasonably be expected to lead to a Company Takeover Proposal, (B) consisting of or resulting from a breach of this Agreement by the Company or any of its Subsidiaries, (C) event, change, development, circumstance or effect with respect to the market price of the Company Common Stock, in and of itself (however, the underlying reasons for such event, change, development, circumstance or effect may constitute an Intervening Event unless excluded by any other exclusion in this definition), (D) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided, that the underlying reasons for the Company exceeding such projections, estimates or expectations may constitute an Intervening Event unless excluded by any other exclusion in this definition) and (E) any event, change, development, circumstance or effect that relates solely to Parent or its Affiliates.

(xxix) “Knowledge” means the actual knowledge of the executive officers of the Company set forth in Section 8.17(a)(xxix) of the Company Disclosure Letter.

(xxx) “Laws” means, any United States, federal, state or local, or any foreign or transnational, law, constitution, treaty, convention, ordinance, code, rule, statute, Order, regulation or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Entity.

(xxxi) “Leased Real Property” means all real property other than Owned Real Property that is leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

(xxxii) “Lien” means any lien, charge, pledge, mortgage, encumbrance, adverse right, right of first offer, easement, right of way, encroachment, title defect, title retention agreement or arrangement, conditional sale, option, deed of trust, right of first refusal or any other restriction of any kind in respect of such property or asset, or claim and security interest.

(xxxiii) “Listing Rules” means the listing rules made by the Financial Conduct Authority under Part IV of the UK Financial Services and Markets Act 2000, as amended.

(xxxiv) “Open Source Software” means any software considered “open source” by the Open Source Foundation or the Free Software Foundation, or software licensed under terms meeting the definition of “Open Source” promulgated by the Open Source Initiative, available online at http://www.opensource.org/osd.html.

(xxxv) “Order” means any formal charge, order, writ, permit, license, injunction, judgment, decree, ruling, determination, directive, award or settlement of any Governmental Entity or any arbitrator, whether civil, criminal or administrative.

(xxxvi) “Organizational Documents” means (A) in the case of a Person that is a corporation, its articles or certificate of incorporation and its bylaws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (B) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (C) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; (D) in the case of a Person that is a trust, its declaration of trust, trust agreement, certificates of ownership or similar governing instruments required by the laws of its jurisdiction of formation; and (E) in the case of a Person that is not a corporation, partnership (limited, limited liability, general or otherwise), limited liability company, trust or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

(xxxvii) “Parent Material Adverse Effect” means any event, change, development, circumstance or effect that, individually or in the aggregate with any other event, change, development, circumstance or effect, materially impairs, or would reasonably be expected to materially impair, the ability of Parent or Merger Sub to perform its obligations hereunder or otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions, including the Merger.

(xxxviii) “Parent Related Parties” means, collectively, (A) Ultimate Parent, Parent, Merger Sub and each of their respective Subsidiaries; and (B) the former, current and future holders of any equity, controlling persons, Representatives, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Parent, Merger Sub, each of their Subsidiaries, and each of their respective Affiliates.

(xxxix) “Permitted Lien” means (A) any Lien for Taxes not yet due or delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with US GAAP, (B) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar liens arising or incurred in the ordinary and usual course of business and consistent with regular business practices and that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (C) applicable zoning, building or similar Laws, codes, ordinances and state and federal regulations which do not materially impair and are not violated by the current use or occupancy of the applicable real property or the operation of the Company’s or its Subsidiaries’ business thereon, (D) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (E) minor defects, irregularities or imperfections of title to the fee simple interest of the applicable real property owner which do not materially interfere with, or materially impair the value, ownership interest, or use of, the property or assets subject thereto, (F) Liens that constitute non-exclusive licenses to Intellectual Property granted in the ordinary course of business or (G) Liens relating to intercompany borrows among a Person and any of its wholly owned Subsidiaries.

(xl) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, joint venture, other entity or group (as defined in the Exchange Act), including a Governmental Entity.

(xli) “Personal Data” means any information maintained by or on behalf of the Company and its Subsidiaries that relates to an identified or reasonably identifiable individual, including, name, address, telephone number, email address, username, photograph, government-issued identifier, unique device identifier, or any other data used or intended to be used to identify, contact, or precisely locate an individual.

(xlii) “Proceeding” means any legal, administrative or investigative action, cause of action, claim, controversy, complaint, demand, litigation, suit, investigation, review, mediation, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application or legal proceeding of any nature (whether sounding in Contract, tort or otherwise, and whether civil or criminal or brought at law or in equity) that is brought, asserted, instituted, commenced, tried, heard or reviewed by a Governmental Entity.

(xliii) “Representatives” means, when used with respect to any Person, the officers, directors, managers, employees, agents, financial advisors, investment bankers, attorneys and accountants of such Person.

(xliv) “Software” means all computer programs, applications, including models, firmware, data files, databases and data collections, source code, object code, operating systems, tools, interfaces and libraries and related documentation and specifications.

(xlv)  “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, association, trust or other form of legal entity of which (i) more than fifty percent (50%) of the voting power of the outstanding voting securities are directly or indirectly owned or controlled by such Person or (ii) such Person or any Subsidiary of such Person is a general partner.

(xlvi) “Tax” or “Taxes” means any and all U.S. federal, state, local or non-U.S. taxes, imposts, levies, duties, fees or other assessments, including all net income, gross receipts, capital, alternative or add-on minimum, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, and estimated taxes, customs duties, and other taxes, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto.

(xlvii) “Tax Return” means any return, report, information return, claim for refund, election, estimated tax filing or declaration or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any amendments thereof.

(xlviii) “Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection, assessment or administration of such Tax.

(xlix) “WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, together with any similar state, local or foreign Laws.

(l) “Willful and Material Breach” means a deliberate act or a deliberate failure to act, taken or not taken with the actual knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

Index of Defined Terms

Term	Section

2015 Equity Incentive Plan	Section 8.17(a)(xi)
Acceptable Confidentiality Agreement	Section 5.6(b)
Agreement	Preamble
Appraisal Provisions	Section 2.1(b)
Balance Sheet Date	Section 3.7
Bankruptcy and Equity Exception	Section 3.3(c)
Benefits Continuation Period	Section 5.7(a)
Book-Entry Shares	Section 2.1(a)(iii)
Cancelled Shares	Section 2.1(a)(ii)
CapEx Budget	Section 5.1(b)(vi)
Capitalization Date	Section 3.2(a)
Certificate	Section 2.1(a)
Certificate of Merger	Section 1.3
Change in Control Agreement	Section 2.3(b)(i)
Class 2 Announcement	Section 5.10
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.3(b)(i)
Company	Preamble
Company 401(k) Plan	Section 5.7(f)
Company Acquisition Agreement	Section 5.6(d)
Company Adverse Recommendation Change	Section 5.6(d)
Company Benefit Plan	Section 3.13(a)
Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Bylaws	Section 3.1(c)
Company Certificate	Section 3.1(c)
Company Common Stock	Section 2.1(a)
Company Disclosure Letter	ARTICLE III
Company DSU Award	Section 2.3(c)(ii)
Company Holders	Section 8.13(a)
Company Indemnified Parties	Section 5.11(a)

Company Material Contract	Section 3.14(a)
Company Option	Section 2.3(a)
Company Organizational Documents	Section 3.1(c)
Company Preferred Stock	Section 3.2(a)
Company PSU Award	Section 2.3(b)(i)
Company Registered Intellectual Property	Section 3.15(c)
Company RSU Award	Section 2.3(c)(i)
Company SEC Documents	ARTICLE III
Company SEC Financial Statements	Section 3.6(d)
Company Security	Section 3.2(b)
Company Service Provider	Section 3.13(a)
Company Stock Awards	Section 2.3(c)(ii)
Company Stockholder Approval	Section 3.3(b)
Company Stockholder Meeting	Section 5.4
Company Termination Fee	Section 7.3(a)(iv)
Confidentiality Agreement	Section 5.2(d)
Continuing Employees	Section 5.7(a)
D&O Insurance	Section 5.11(c)
Debt Financing	Section 5.5(a)
Delaware Secretary	Section 1.3
DGCL	Recitals
Director Deferred Compensation Plan	Section 8.17(a)(xi)
Dissenting Shares	Section 2.1(b)
Dissenting Stockholder	Section 2.1(b)
DTC	Section 2.2(c)(ii)
Effective Time	Section 1.3
End Date	Section 7.1(c)
ERISA	Section 3.13(a)
ERISA Affiliate	Section 3.13(c)
ESPP	Section 2.3(d)
Exchange Act	ARTICLE III
Final Exercise Date	Section 2.3(d)
Final Offering	Section 2.3(d)
Guaranteed Obligations	Section 8.16
HSR Act	Section 3.5
Insurance Policies	Section 3.18
IP Contracts	Section 3.14(a)(iii)
IRS	Section 3.13(a)
Lease	Section 3.16(b)
Lookback Date	ARTICLE III
Material Lease	Section 3.14(a)(xii)
Material Suppliers	Section 3.23
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board of Directors	Recitals
Merger Sub Common Stock	Section 2.1(a)(iii)
Nasdaq	Section 3.5
Non-Employee Director Equity Plan	Section 8.17(a)(xi)
Owned Real Property	Section 3.16(a)
Parent	Preamble
Parent Board of Directors	Recitals

Parent Termination Fee	Section 7.3(b)(iii)
Parties	Preamble
Party	Preamble
Paying Agent	Section 2.2(a)
Payment Fund	Section 2.2(b)
Permits	Section 3.9
Premium Cap	Section 5.11(c)
Projections	Section 5.1(b)(vi)
Proxy Statement	Section 3.5
Sarbanes-Oxley Act	Section 3.6(a)
SEC	ARTICLE III
Securities Act	ARTICLE III
Solomon	Section 3.21
Solvent	Section 4.11
Specified Company PSU Award	Section 2.3(b)(i)
Specified Company RSU Award	Section 2.3(c)(i)
Subsidiary Organizational Documents	Section 3.1(c)
Surviving Corporation	Section 1.1
Takeover Statute	Section 3.20
Transaction Consideration	Section 2.1(a)(i)
Transactions	Recitals
Ultimate Parent	Preamble
Ultimate Parent Board of Directors	Recitals
Vested Company PSU Award	Section 2.3(b)(ii)
Vested Company RSU Award	Section 2.3(c)(ii)

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

GENESIS HOLDINGS, INC.

By:	/s/ Régis Schultz
Name:	Régis Schultz
Title:	President

STEPS MERGER SUB, INC.

By:	/s/ Régis Schultz
Name:	Régis Schultz
Title:	President

HIBBETT, INC.

By:	/s/ Michael E. Longo
Name:	Michael E. Longo
Title:	President and Chief Executive Officer

JD SPORTS FASHION PLC (solely for purposes of Section 5.9, Section 5.10, Section 8.13 and Section 8.16)

By:	/s/ Régis Schultz
Name:	Régis Schultz
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger